UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Wintrust Financial Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WINTRUST FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 24, 2012

To the Shareholders of Wintrust Financial Corporation:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Wintrust Financial Corporation to be held at the Deer Path Inn, 255 East Illinois Road, Lake Forest, IL 60045, on Thursday, May 24, 2012, at 10:00 a.m. local time, for the following purposes:

1.	To elect the thirteen nominees for director named in this Proxy Statement to hold office until the 2013 Annual Meeting of Shareholders;

2.	To consider a proposal to amend and restate the Company’s Employee Stock Purchase Plan to increase the number of shares that may be offered under the plan by 300,000;

3.	To consider an advisory (non-binding) proposal approving the Company’s 2011 executive compensation as described in the Company’s accompanying Proxy Statement for the 2012 Annual Meeting of Shareholders;

4.	To consider a proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 60,000,000 to 100,000,000;

5.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for the year 2012; and

6.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Record Date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on April 5, 2012. We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by either completing your proxy card and returning it in the enclosed postage-paid envelope or by Internet or telephone voting. The instructions printed on your proxy card describe how to use these convenient services.

One of our current directors, Hollis W. Rademacher, is not standing for re-election this year due to the Company’s policy that a director retire at the Annual Meeting following his or her 76th birthday. Mr. Rademacher has been a valued member of our board since our inception in 1996, and I ask that you join me in thanking him for his service to the Company.

By order of the Board of Directors,

Lisa J. Pattis
Corporate Secretary

April 27, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT

THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

About the Meeting	1
Proposal No. 1 — Election of Directors	7
Proposal No. 2 — Approval of the Amended and Restated Employee Stock Purchase Plan	13
Proposal No. 3 — Advisory Vote on 2011 Executive Compensation	17
Board of Directors, Committees and Governance	19
Executive Officers of the Company	29
Executive Compensation	32
Compensation Discussion & Analysis	32
2011 Summary Compensation Table	50
2011 Grants of Plan-Based Awards Table	52
2011 Outstanding Equity Awards at Fiscal Year-End Table	54
2011 Option Exercises and Stock Vested Table	55
2011 Nonqualified Deferred Compensation Table	56
Potential Payments Upon Termination or Change of Control	57
Compensation Committee Report	63
Director Compensation	64
Security Ownership of Certain Beneficial Owners, Directors and Management	67
Related Party Transactions	70
Section 16(a) Beneficial Ownership Reporting Compliance	71
Proposal No. 4 — Approval of an Amendment to the Company’s Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock	72
Report of the Audit Committee	76
Proposal No. 5 — Ratification of Independent Registered Public Accounting Firm	77
Audit and Non-Audit Fees Paid	77
Shareholder Proposals	78
Other Business	78

WINTRUST FINANCIAL CORPORATION

727 North Bank Lane

Lake Forest, Illinois 60045

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 24, 2012

These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board” with individual members of the Board being referred to herein as a “Director”) of Wintrust Financial Corporation, an Illinois corporation (“Wintrust” or the “Company”), of proxies to be used at the 2012 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting (the “Annual Meeting”). This Proxy Statement (this “Proxy Statement”), together with the Notice of Annual Meeting and proxy card, is first being mailed to shareholders on or about April 27, 2012.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including the election of the thirteen nominees for Director named in this Proxy Statement, a proposal to amend and restate the Company’s Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of the Company’s common stock, no par value per share (the “Common Stock”), available to be offered under the ESPP, an advisory (non-binding) proposal approving the Company’s 2011 executive compensation as described in this Proxy Statement, a proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock, and the ratification of the Audit Committee’s selection of Ernst & Young LLP as Wintrust’s independent registered public accounting firm for 2012.

Who may vote at the Annual Meeting?

Only record holders of Common Stock as of the close of business on April 5, 2012 (the “Record Date”), will be entitled to vote at the meeting. On the Record Date, the Company had outstanding 36,312,155 shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of Company Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold authority,” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Also, if shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

How do I submit my vote?

If you are a shareholder of record, you can vote by:

•	attending the Annual Meeting;

•	signing, dating and mailing in your proxy card;

•	using your telephone, according to the instructions on your proxy card; or

•	visiting www.istshareholderservices.com, clicking on “Shareholder Services,” clicking on “Internet Voting” and following the instructions on the screen.

The deadline for voting by telephone or on the Internet is 11:59 p.m. Central Time on May 22, 2012.

What do I do if I hold my shares through a broker, bank or other nominee?

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, you may change your vote by:

•	voting in person by ballot at the Annual Meeting;

•	returning a later-dated proxy card;

•	entering a new vote by telephone or on the Internet; or

•	delivering written notice of revocation to the Company’s Secretary by mail at 727 North Bank Lane, Lake Forest, Illinois 60045.

If you vote other than by phone or Internet, you may change your vote at any time before the actual vote. If you vote by phone or Internet, you may change your vote if you do so prior to 11:59 p.m. Central Time on May 22, 2012. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.

Who will count the votes?

The Company’s tabulator, IST Shareholder Services, will count the votes.

Will my vote be kept confidential?

Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to the Company, its tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.

Who pays to prepare, mail and solicit the proxies?

The Company pays all of the costs of preparing, mailing and soliciting proxies. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, the Company has retained the services of Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $6,000 plus expenses.

What are my voting choices when voting for the election of Directors?

With respect to each Director nominee, shareholders may:

(a)	Vote FOR (in favor of) such nominee; or

(b)	WITHHOLD authority to vote for such nominee.

What are my voting choices when voting on the proposal to amend and restate the Company’s ESPP to increase the number of shares that may be offered under the plan by 300,000?

Shareholders may:

(a)	Vote FOR the proposal;

(b)	Vote AGAINST the proposal; or

(c)	ABSTAIN from voting on the proposal.

What are my voting choices when voting on the advisory (non-binding) proposal approving the Company’s 2011 executive compensation as described in this Proxy Statement?

Shareholders may:

(a)	Vote FOR the proposal;

(b)	Vote AGAINST the proposal; or

(c)	ABSTAIN from voting on the proposal.

What are my voting choices when voting on the proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 to 100,000,000?

Shareholders may:

(a)	Vote FOR the proposal;

(b)	Vote AGAINST the proposal; or

(c)	ABSTAIN from voting on the proposal.

What are my voting choices when voting on the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012?

Shareholders may:

(a)	Vote FOR the ratification;

(b)	Vote AGAINST the ratification; or

(c)	ABSTAIN from voting on the ratification.

What are the Board’s recommendations?

The Board recommends a vote:

•	FOR the election of the thirteen Director nominees named in this Proxy Statement;

•	FOR the proposal to amend and restate the Company’s ESPP to increase the number of shares that may be offered under the plan by 300,000;

•	FOR the advisory (non-binding) proposal approving the Company’s 2011 executive compensation as described in this Proxy Statement;

•	FOR the proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 to 100,000,000; and

•	FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012.

How will my shares be voted if I sign, date and return my proxy card?

If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:

•	FOR the election of the thirteen Director nominees named in this Proxy Statement;

•	FOR the proposal to amend and restate the Company’s ESPP to increase the number of shares that may be offered under the plan by 300,000;

•	FOR the advisory (non-binding) proposal approving the Company’s 2011 executive compensation as described in this Proxy Statement;

•	FOR the proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 to 100,000,000; and

•	FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012.

With respect to any other business that may properly come before the meeting, or any adjournment of the meeting, that is submitted to a vote of the shareholders, including whether or not to adjourn the meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.

How will broker non-votes be treated?

A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. In this Proxy Statement, brokers who have not received instructions from their customers would only be permitted to vote on:

•	the amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 to 100,000,000; and

•	on the ratification of the appointment of Ernst & Young LLP.

Brokers who have not received instructions from their customers would not be permitted to vote on the following proposals:

•	To elect the thirteen Director nominees named in this Proxy Statement;

•	To amend and restate the Company’s ESPP to increase the number of shares that may be offered under the plan by 300,000; and

•	The advisory (non-binding) proposal approving the Company’s 2011 executive compensation as described in this Proxy Statement.

We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority.

How will abstentions or withheld votes be treated?

If you vote to abstain or withhold authority to vote, your shares will be counted as present to determine whether or not we have a quorum at the Annual Meeting. If you withhold authority to vote for one or more of the nominees for director, this will have the same effect as a vote against such nominee.

If you abstain from voting on the proposal to amend and restate the Company’s ESPP to increase the number of shares that may be offered under the plan by 300,000, the advisory (non-binding) proposal approving the Company’s 2011 executive compensation as described in this Proxy Statement, the proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 60,000,000 to 100,000,000, and the ratification of the Audit Committee’s selection of Ernst & Young LLP as Wintrust’s independent registered public accounting firm for 2012, your abstention will have the same effect as a vote against the proposals.

What vote is required to elect Directors at the Annual Meeting?

Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Accordingly, instructions to withhold authority will have the same effect as a vote against such nominee.

What vote is required to amend and restate the Company’s ESPP to increase the number of shares that may be offered under the plan by 300,000?

The approval of the amended and restated ESPP requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.

What vote is required to approve the advisory (non-binding) proposal approving the Company’s 2011 executive compensation as described in this Proxy Statement?

The approval of the advisory (non-binding) proposal on the Company’s 2011 executive compensation described in this Proxy Statement requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.

What vote is required to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 to 100,000,000?

The approval of the amendment to the Company’s Amended and Restated Articles of Incorporation requires the affirmative vote of at least 66 2/3% of the shares of Common Stock entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.

What vote is required to ratify the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012?

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.

What if other matters come up during the Annual Meeting?

If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that may be considered at the Annual Meeting.

Your vote is important. Because many shareholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be Held on May 24, 2012:

This Proxy Statement and the 2011 Annual Report on Form 10-K are Available at:

https://materials.proxyvote.com/97650W

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors is comprised of 13 Directors, each serving a term that will expire at this year’s Annual Meeting. At the Annual Meeting, you will elect 13 individuals to serve on the Board of Directors until the next Annual Meeting. The Board of Directors, acting pursuant to the recommendation of the Nominating and Corporate Governance Committee, has nominated each Director standing for election. Each of the nominees currently serves as a Director, except for Sheila G. Talton. Each nominee has indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of Directors.

The following sections set forth the names of the Director nominees, their ages, a brief description of their recent business experience, including recent occupation and employment, certain directorships held by each, certain experiences, qualifications, attributes and skills, and the year in which they became Directors of the Company. Director positions in the Company’s subsidiaries are included in the biographical information set forth below.

The Company’s main operating subsidiaries include Barrington Bank, Beverly Bank, Chicago Trust Company, Crystal Lake Bank, First Insurance Funding, Great Lakes Advisors, Hinsdale Bank, Lake Forest Bank, Libertyville Bank, North Shore Bank, Northbrook Bank, Old Plank Trail Community Bank, Schaumburg Bank, State Bank of The Lakes, St. Charles Bank, Tricom, Town Bank, Village Bank, Wayne Hummer Investments, Wheaton Bank and Wintrust Information Technology Services. We refer to the Chicago Trust Company, Great Lakes Advisors and Wayne Hummer Investments collectively as Wintrust Wealth Management.

Nominees to Serve as Directors until the 2013 Annual Meeting of Shareholders

Peter D. Crist (60), Director since 1996. Mr. Crist has served as the Company’s Chairman since 2008. Mr. Crist founded Crist Kolder Associates, an executive recruitment firm which focuses on chief executive officer and director searches, in 2003 and has served since inception as its Chairman and Chief Executive Officer. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry International (NYSE), the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. He also serves as a director and chairman of the compensation committee of Northwestern Memorial Hospital and as a director of Northwestern Memorial HealthCare. Mr. Crist is a Director of Hinsdale Bank.

Mr. Crist’s experience assisting companies with executive searches provides him with insight into the attraction and retention of Company personnel, an important concern of the Company. In addition, Mr. Crist’s experience as an executive of several large, Chicago-based businesses provides him with insight into the management and operational challenges and opportunities facing the Company in its markets. He also brings experience as a member of the compensation committee of Northwestern Memorial Hospital. In addition, Mr. Crist’s experience as a director of a Hinsdale Bank gives him valuable insight into the Company’s banking operations.

Bruce K. Crowther (60), Director since 1998. Mr. Crowther has served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates since January 1992. Prior to that time he served as Executive Vice President and Chief Operating Officer from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association as well as a member of the board of directors of the Max McGraw Wildlife Foundation. Mr. Crowther is a Director of Barrington Bank.

Mr. Crowther’s experience as President and Chief Executive officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates provides him with insight into the challenges of leading a large and complex organization in the greater Chicago area and an understanding of the operation and management of a large business. In addition, Mr. Crowther’s experience as a director of Barrington Bank gives him valuable insight into the Company’s banking operations.

Joseph F. Damico (58), Director since 2005. Mr. Damico is a founding partner and Co-Chairman of RoundTable Healthcare Partners, an operating-oriented private equity firm focused on the healthcare industry. Mr. Damico has more than 30 years of healthcare industry operating experience, previously as Executive Vice President of Cardinal Health, Inc. and President & Chief Operating Officer of Allegiance Corporation. Mr. Damico also held senior management positions at Baxter International Inc. and American Hospital Supply and serves as a Director of Northwestern Memorial Hospital and James Madison University. Mr. Damico is an advisory Director of Libertyville Bank.

Mr. Damico’s experience in senior leadership positions with Cardinal Health, Allegiance, Baxter International, and American Hospital Supply provides him with knowledge of the issues faced by large and complex businesses. In addition, his experience as Co-Chairman of RoundTable Healthcare Partners provides him with insight into issues faced by entrepreneurial companies. His experience as a corporate director also provides him with knowledge of the operations of various boards of directors. Mr. Damico’s experience as an advisory director of Libertyville Bank gives him valuable insight into the Company’s banking operations.

Bert A. Getz, Jr. (44), Director since 2001. Mr. Getz joined Globe Corporation in 1991 and serves as Director and Co-Chief Executive Officer. He is also President of Globe Development Corporation (a wholly-owned real estate development subsidiary of Globe Corporation), an Officer and Director of Globe Management Company, and Chairman of the Investment Committee for Globe Investment Company, LP. Additionally, Mr. Getz is a Director of the Globe Foundation, the National Historical Fire Foundation and Children’s Memorial Hospital, and is a Trustee of the Chicago Zoological Society at Brookfield Zoo, The Lawrenceville School and North Shore Country Day School. Mr. Getz serves as a Director of Great Lakes Advisors, Libertyville Bank, Wayne Hummer Investments and The Chicago Trust Company.

Mr. Getz’s experience in real estate investment and development, through Globe Corporation and its affiliates, provides him with knowledge of the real estate market in the Chicago area, which affects numerous aspects of the Company’s business, particularly the Company’s lending operations. In addition, Mr. Getz’s experience as a real estate developer provides insight into the operation of credit-intensive businesses. His experience as a director of various corporate and non-profit boards provide him with knowledge of the concerns of various constituencies of the Company. As a result of his financial experience, Mr. Getz qualifies as a financial expert for purposes of rules governing audit committees. In addition, Mr. Getz’s experience as a director of Libertyville Bank and Wintrust Wealth Management gives him valuable insight into the Company’s banking, brokerage and investment advisory operations.

H. Patrick Hackett, Jr. (60), Director since 2008. Mr. Hackett is the Principal of HHS Co., a real estate development and management company located in the Chicago area. Previously, he served as the President and Chief Executive Officer of RREEF Capital, Inc. and as Principal of The RREEF Funds, an international commercial real estate investment management firm. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for 15 years when he also served on the real estate advisory boards of Kellogg and the Massachusetts Institute of Technology. He serves on the board of First Industrial Realty Trust, Inc. (NYSE) and is a director of North Shore Bank.

Mr. Hackett’s experience as Principal of HHS Co. provides him with knowledge of the real estate market in the Chicago area, a market which impacts not only the value of collateral pledged to the Company, but also affects demand for the Company’s lending products. In addition, Mr. Hackett’s 25 years of experience reviewing and analyzing commercial real estate investments for registered investment advisors provides him with knowledge of financial analysis and modeling of commercial real estate transactions as well as the investment committee process. Mr. Hackett’s experience as a director of North Shore Bank gives him valuable insight into the Company’s banking operations.

Scott K. Heitmann (63), Director since 2008. Mr. Heitmann, retired for the past seven years, has over 30 years of experience in the banking industry, including his service as Vice Chairman of LaSalle Bank Corporation and President, Chairman and Chief Executive Officer of Standard Federal Bank from 1997 to 2005. He served as the President and Chief Executive Officer of LaSalle Community Bank Group and LaSalle Bank FSB from 1988 to 1996. Mr. Heitmann currently serves as an Advisory Director of Boys Hope Girls Hope of Illinois. Mr. Heitmann has previously served as a director of LaSalle Bank Corporation, Standard Federal Bank and the Federal Home Loan Bank of Chicago. Mr. Heitmann is a Director of Great Lakes Advisors, North Shore Bank, Wayne Hummer Investments and The Chicago Trust Company.

Mr. Heitmann’s experience in the banking industry, including service in executive leadership roles at LaSalle Bank and Standard Federal Bank, provide him with knowledge of the financial services business, generally, and the business of community banking, in particular. His experience as a former bank lender also provides insight into the Company’s community banking business. In addition, his experience with LaSalle Bank’s various predecessors provides him with insight into the opportunities and challenges posed to a growth-oriented Chicago-based community bank. As a result of his financial experience, Mr. Heitmann qualifies as a financial expert for purposes of rules governing audit committees. Mr. Heitmann’s experience as a director of North Shore Bank and Wintrust Wealth Management gives him valuable insight into the Company’s banking, brokerage and investment advisory operations.

Charles H. James III (53), Director since 2008. Mr. James is the Chairman and Chief Executive Officer of C.H. James & Co., an investment holding company with interests in wholesale food distribution businesses, and is Managing Owner of C.H. James Restaurant Holdings LLC, which owns quick service restaurants. From 2001 to 2003 Mr. James served as Chairman of the Board and Chief Executive Officer of PrimeSource Foodservice Equipment, Inc., a food service equipment and supplies distributor that specializes in servicing quick service restaurant chains and multi-unit operators. Mr. James also serves on the board of directors of Summit Housing Partners, Morehouse College, and the Children’s Memorial Hospital. Mr. James is a Director of Lake Forest Bank.

Mr. James’s experience as Chairman and Chief Executive Officer of C.H. James & Co. and Managing Owner of C.H. James Restaurant Holdings provides him with knowledge of businesses engaged in both wholesale distribution and consumer sales, each an important segment of the Company’s customer base. As a chief executive, Mr. James also brings substantial operational and management experience to the Board. In addition, Mr. James’ experience as a director of Lake Forest Bank gives him valuable insight into the Company’s banking operations.

Albin F. Moschner (59), Director since 1996. Mr. Moschner is currently a consultant in the wireless industry and recently retired from the position of Executive Vice President and Chief Operating Officer of Leap Wireless. He joined Leap Wireless in 2004 as the Chief Marketing Officer. In the eight years prior to joining Leap Wireless, Mr. Moschner held executive positions in both early stage and corporate, internet and telecommunications companies as President of Verizon Card Services, President and Chief Executive Officer of One Point Services and Vice-Chairman of Diba, Inc. Mr. Moschner also served as Director, Chief Operating Officer and President and Chief Executive Officer of Zenith Electronics, Glenview, Illinois, from 1991 to 1996. Mr. Moschner serves on the Board of Directors of USA Technologies (NASDAQ).

Mr. Moschner’s experience as President and Chief Executive Officer of Zenith Electronics provides him with insight into the management of a public company. Mr. Moschner’s experience in the telecommunications industry also provides him with insight into the challenges and opportunities of businesses undergoing secular change. As a result of his financial experience, Mr. Moschner qualifies as a financial expert for purposes of rules governing audit committees.

Thomas J. Neis (63), Director since 1999. Mr. Neis is the owner of Neis Insurance Agency, Inc., QR Insurance Agency and Pachini Insurance Agency and is an independent insurance agent with these companies. Mr. Neis also owns Parr Insurance Brokerage Inc., marketing insurance products to insurance agencies. Through QR Insurance Agency, he provides insurance consulting for banking and financial institutions. Mr. Neis is a member of the Board of Trustees of Illinois Wesleyan University, where he serves on its Audit, Investment and Business Affairs committees. In addition, Mr. Neis is a member of the university’s national alumni board and served as past president of the university’s Chicago Alumni Board. He also founded and chaired the Crystal Lake Sister City organization with Holtzgerlingen, Germany and has been active in several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.

Mr. Neis has experience in the insurance industry, which, through the Company’s premium finance receivable financing business, impacts a substantial and growing portion of the Company’s business. Through his insurance businesses, Mr. Neis also has experience operating in an industry with multiple layers of regulation. In addition, Mr. Neis’ experience as a director of Crystal Lake Bank gives him valuable insight into the Company’s banking operations.

Christopher J. Perry (56), Director since 2009. Mr. Perry is currently a partner at CIVC Partners LLC, a private equity investment firm which he joined in 1994 after leading Continental Bank’s Mezzanine Investments and Structured Finance groups. Prior to joining Continental in 1985, he served as a Vice President in the Corporate Finance Department of the Northern Trust Company. He has been in the financial services industry for the past 25 years. During his time at CIVC Partners, he has served on the boards of over a dozen public and private companies. He serves as chairman of the Board of Trustees for Cristo Rey Jesuit High School and serves on the Executive Committee of Loyola Academy. Mr. Perry previously served as a director of Wintrust from 2001 to 2002. An affiliate of CIVC Partners LLC owns all of Wintrust’s 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, as described under “Related Party Transactions.”

Mr. Perry’s role as a partner of CIVC Partners gives him insight into a broad range of privately held companies across a number of industries, including financial services. In addition, his experience as a leader at CIVC, Continental Bank’s Mezzanine Investments Group and Structured Finance Group gives him insight into complex capital structures, financial instruments and all aspects of transactions. Mr. Perry’s over two decades of experience in the financial services industry have given him considerable experience in many aspects of the industry during several credit and economic cycles.

Ingrid S. Stafford (58), Director since 1998. Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Financial Operations and Treasurer. Ms. Stafford recently concluded a four-year term as a trustee of the Board of Pensions of the Evangelical Lutheran Church in America, where she served on its Executive, Finance and Nominating

Committees and is Chair of its Audit Committee. She also serves on the investment committee of Wittenberg University and the investment and audit committees of the Evanston Community Foundation. She is an emeritus director of Wittenberg University where she served from 1993 to 2006, including serving as Board Chair from 2001-2005. Ms. Stafford is a Director of North Shore Bank.

Ms. Stafford’s experience as Associate Vice President for Financial Operations and Treasurer of Northwestern University provides experience with the management of the liquidity, financial reporting, risk and audit management of a large organization. She serves in a management support role to its Board of Trustees’ Audit, Finance and Investment Committees. In addition, as a member of the investment committees of Wittenberg University and the Evanston Community Foundation, she has experience with investment strategy and asset allocation. She also has experience as an audit committee member of the Board of Pensions of the Evangelical Lutheran Church in America and the Evanston Community Foundation. As a result of her financial experience, Ms. Stafford qualifies as a financial expert for purposes of rules governing audit committees. In addition, Ms. Stafford’s experience as a director of North Shore Bank gives her valuable insight into the Company’s banking operations.

Sheila G. Talton (59), Director Nominee. Ms. Talton is President of SGT, Ltd., a firm that provides strategy and technology consulting services in global markets in the financial services, healthcare and technology business sectors. Prior to that time, she served as Vice President, Office of Globalization, for Cisco Systems, Inc., a leading global manufacturer, supplier and servicer of Internet Protocol (IP)-based networking and other products related to the communication and information technology industry, and had held that position from 2008 to July, 2011. From 2004 to 2008 she also held vice president positions of Cisco’s Advisory Services Consulting Group and China groups following a long career in the information technology industry. Prior to joining Cisco Ms. Talton served in multiple roles at Cap Gemini and EDS including as President of their Business Process Innovation Global Consulting Practice. Ms. Talton serves on the Board of Directors of ACCO Brands Corp. (NYSE).

Ms. Talton’s extensive knowledge of information technology systems and technology security issues permit her to provide guidance on critical issues to the Company’s successful growth. Ms. Talton’s experience in technology systems provides her with insight into the challenges of securely providing a diverse client base with a broad array of financial services. In addition, her experience in senior leadership with Cisco Systems provides her with knowledge of the issues faced by large and complex businesses. Ms. Talton also brings substantial operational and management experience to the board.

Edward J. Wehmer (58), Director since 1996. Mr. Wehmer, a founder of the Company, has served since May 1998 as President and Chief Executive Officer of the Company. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He serves as an Advisory Director of each of the Company’s main operating subsidiaries. Mr. Wehmer is a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer serves on the board of directors of Stepan Company (NYSE), a chemical manufacturing and distribution company. He also serves as a director of Northwestern Lake Forest Hospital and the Catholic Extension Society, on the audit committee of Northwestern Memorial Health Care, as a trustee for Children’s Memorial Hospital and Foundation, as a member of the advisory board of the Farmer School of Business of Miami University, and on the Finance Board and the School Board of the Archdiocese of Chicago.

Mr. Wehmer is the only member of the Board who is also a manager of the Company. As such, he provides the views of the management of the Company and substantial insight into the operations of the Company. As an employee of the Company since its inception, he also provides historical context for the Board’s discussions.

Required Vote

Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Accordingly, instructions to withhold authority will have the same effect as a vote against such nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION

OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

Director Not Standing for Election

Hollis W. Rademacher (76), Director since 1996. Mr. Rademacher is self-employed as a business consultant and private investor. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer of Continental Bank, N.A., Chicago, Illinois, and from 1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is also a director of Schawk, Inc. (NYSE), a provider of prepress graphics for the packaging industry. Mr. Rademacher currently serves as a Director of each of the Company’s main operating subsidiaries except for Beverly Bank, Great Lakes Advisors, Old Plank Trail Community Bank, St. Charles Bank, Town Bank, Wheaton Bank, Wintrust Information Technology Services, Wayne Hummer Investments and The Chicago Trust Company.

Mr. Rademacher’s experience as a credit officer and chief financial officer of Continental Bank provide insight into the credit decision-making process, one of the Company’s core competencies. In addition, as noted above, Mr. Rademacher is a member of the board of most of the Company’s bank subsidiaries for which, in most cases, he serves as chair of such bank’s credit or risk management committee. As such, Mr. Rademacher has substantial experience with the Company’s banking business, including the management of the risks of that business. In addition, Mr. Rademacher’s experience as director of various publicly-traded companies provides him with knowledge of board operations. In addition, Mr. Rademacher’s experience as a director of Wintrust Wealth Management gives him valuable insight into the Company’s brokerage, investment advisory, and trust services operations.

PROPOSAL NO. 2 — APPROVAL OF THE AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

General

The Wintrust Financial Corporation Employee Stock Purchase Plan (the “ESPP”) was originally adopted by the Board of Directors on April 30, 1997 and became effective when it was approved by shareholders on May 22, 1997. The ESPP was amended by the Board on April 6, 2009 and approved by shareholders on May 28, 2009 to add 250,000 shares, such that 331,680 shares were available for issuance. As of April 5, 2012, only 64,135 shares of Common Stock remain available under the ESPP. On April 11, 2012, the Board approved an amendment and restatement to the ESPP to increase the number of shares available under the ESPP by 300,000 shares of Common Stock, subject to shareholder approval, and to make certain other technical changes to the terms of the ESPP.

The purpose of the ESPP is to encourage employee stock ownership, thereby enhancing employee commitment to the Company and providing employees an opportunity to share in the Company’s success.

The following summary of the ESPP, as amended and restated, is qualified in its entirety by reference to the complete text of the ESPP. A copy of the ESPP, as amended and restated, is attached to this proxy statement as Annex A.

Increase in Available Shares

At the Annual Meeting, shareholders will be requested to approve an increase by 300,000 in the number of shares available for issuance under the ESPP. At current participation levels, we estimate that, in the absence of the approval of the increase in the number of shares of Common Stock that may be offered under the ESPP, all such shares would be substantially exhausted by December 31, 2012. If the amended and restated ESPP is approved, the number of shares available under the ESPP in the future will be increased to 364,135. We believe that this increase in the number of shares available under the ESPP will enable eligible persons to participate under the ESPP until approximately the first quarter of 2016 based on current participation levels and the current price of our Common Stock.

Description of the ESPP

The following is a description of the terms of the ESPP, as proposed to be amended and restated, and the changes to the shares available under the plan that will be made if shareholders approve the increase in the number of shares available for issuances under the ESPP. This description is qualified in its entirety by reference to the plan document, as proposed to be amended, a copy of which is attached to this Proxy Statement as Annex A and incorporated herein by reference.

Shares Available. The ESPP currently permits the Company to offer up to 625,000 shares of our authorized but unissued Common Stock, subject to adjustment in the event of certain changes to our capital structure affecting the Common Stock. As noted above, 560,865 shares have already been sold to employees under the ESPP and only 64,135 shares remain available as of April 5, 2012, and it is anticipated that all available shares under the ESPP will be purchased by December 31, 2012. If shareholders approve the increase in the number of shares available for issuance under the ESPP, a total of 364,135 shares would be available under the ESPP, subject to adjustment in the event of certain changes to our capital structure affecting the Common Stock. This represents an increase of 300,000 shares over the number of shares that would have been available in the absence of the approval of the amended and restated ESPP.

Eligibility. All employees (including officers and directors who are employees) of the Company and certain participating subsidiaries are eligible to participate in the ESPP except that the Compensation

Committee may, with respect to any offering, exclude from eligibility any employee who (i) has been employed by the Company or such subsidiaries for less than 24 months (or such lesser number determined by the Compensation Committee) as of the first day of an offering period; (ii) normally works less than 20 hours per week (or such lesser number determined by the Compensation Committee); (iii) normally works less than five months per year (or such lesser number determined by the Compensation Committee); or (iv) is a highly compensated employee (as defined in Section 414(q) of the Internal Revenue Code of 1986 (the “Code”)); provided, however, that the Compensation Committee may exclude employees who have completed a shorter period of service or whose customary employment is for fewer months in a calendar year than is specified in (i), (ii) or (iii), provided that the exclusion is applied in an identical manner to all employees who participate in the ESPP or offering. The Compensation Committee has excluded Mr. Wehmer and Mr. Dykstra as highly compensated employees.

Administration. The ESPP provides that the Compensation Committee will administer the ESPP. The Compensation Committee, in its sole discretion, determines from time to time when the Company will make an offering under the ESPP, but is under no obligation to do so. Any such offering period must be at least three months in duration, but no more than 26 months in duration. The Compensation Committee also makes administrative and procedural decisions regarding the ESPP, adopts rules and regulations concerning the operation of the ESPP and decides questions of construction and interpretation regarding the ESPP and an employee’s participation therein. The Compensation Committee may employ such other persons and delegate to them such powers, rights and duties as it may consider necessary to properly carry out the administration of the ESPP.

Operation of the ESPP. Employees may enroll in the ESPP during the first enrollment period for each offering after they become eligible. Each participating employee may authorize payroll deductions and will become entitled to purchase shares of Common Stock on such dates during and/or at the end of the offering period as determined by the Compensation Committee. A participating employee may purchase up to such number of shares as the employee’s accumulated payroll deductions may permit, provided that the aggregate purchase price may not exceed the lesser of (i) $50,000, (ii) 20% of such employee’s compensation (as defined by the Compensation Committee and consistent with the Code), or (iii) such lesser amount as the Compensation Committee may determine as of the first day of the offering period. Shares of the Company offered under the ESPP may be newly issued shares, treasury shares, shares purchased on the open market, or any combination of such shares. The purchase price of the shares of Common Stock will be determined by the Compensation Committee prior to the commencement of such offering, provided that the price may not be lower than the lesser of 85% of the fair market value per share of the Common Stock on the first day of the offering period or 85% of the fair market value per share of the Common Stock on the purchase date for the offering. The Compensation Committee may also limit for any offering period the number of shares which may be purchased by an employee, with such maximum shares determined as of the first day of the offering period. No employee may participate in an offering to the extent (i) such participation would permit the employee to purchase shares of Common Stock under all of the employee stock purchase plans (as defined in Section 423 of the Code) of the Company and its subsidiaries at a rate that exceeds $25,000 in fair market value of such shares (determined based on the fair market value of the stock at the time the employee determines to participate) for each calendar year during which an employee determines to participate in the ESPP is outstanding or (ii) if such employee, immediately after commencing participation, would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary.

Payroll deductions are credited to a participant’s purchase savings account, which is part of an aggregate account at a banking subsidiary of the Company designated by the Compensation Committee. The funds credited to an employee’s account on a purchase date (which may occur periodically during the offering period or only at the end of the offering period) are applied to the purchase of shares of Common Stock, and any excess over the purchase price will be paid to the employee. However, any payroll deductions accumulated in an employee’s purchase savings account which are not sufficient to purchase a full share of Common Stock will be retained in the purchase savings account for the next subsequent offering period.

An employee participating in the ESPP may not increase or decrease the amount of the employee’s payroll deduction during the offering period unless such change is permitted by the Compensation Committee in its discretion. However, an employee may withdraw the funds credited to the employee’s savings account at any time, unless the Compensation Committee provides otherwise, or may voluntarily terminate participation in the ESPP at any time. Should an employee terminate participation in the ESPP entirely, the accumulated payroll deductions will be returned to such employee. If an employee terminates employment, other than by death, retirement or total and permanent disability, the employee’s right to purchase the stock immediately terminates. Following a termination of employment due to death, retirement or total and permanent disability, the employee (or his estate, personal representative or beneficiary) has the right to purchase stock as of the earlier of the end of the offering period and the end of the three month period following such termination. An employee’s participation rights in the ESPP and the related purchase savings account are not assignable or transferable except by will or the laws of descent and distribution. An employee has no rights as a shareholder with respect to the shares the employee is eligible to purchase until the shares are so purchased and issued by the Company.

Merger, Consolidation and Change of Control. In the event of a merger or consolidation in which the Company is the surviving company, the right to purchase shares through an offering shall continue. In the event of a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving company, participation in the offering shall terminate unless the surviving company decides in its discretion to allow purchase of its shares on substantially similar terms. However, in the event of a change of control (defined below), the change of control date shall be a purchase date under all offering periods, and each participant in the ESPP will have the right to elect to purchase up to such number of shares as the employee’s accumulated payroll deductions may permit or to be paid in cash all of the employee’s accumulated payroll deductions. A change of control is defined in the ESPP as certain acquisitions of 50% or more of the Company’s Common Stock, a change in the majority of the Board of Directors, or the consummation of a reorganization, merger or consolidation (unless, among other conditions, the Company’s shareholders receive more than 50% of the stock of the surviving company), a sale or disposition of all or substantially all of the assets of the Company, or a complete liquidation or dissolution of the Company.

Amendments and Termination. The Board of Directors may at any time amend, suspend or discontinue the ESPP, or at any time prior to a change of control alter or amend any and all terms of participation in any offering made under the ESPP. However, if applicable laws require shareholder approval, then such amendment will be subject to the requisite shareholder approval.

Federal Income Tax Consequences

The following discussion briefly summarizes certain U.S. federal income tax consequences to participants who may receive grants of awards under the ESPP. The discussion is based upon current interpretations of the Code, and the regulations promulgated thereunder as of such date. This summary describes the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

The ESPP is not qualified under Section 401 of the Code, but is intended to be a qualified employee stock purchase plan under Section 423 of the Code. An employee pays no tax when the employee enrolls in the ESPP, when the employee purchases shares of Common Stock pursuant to the ESPP or when the employee receives shares of Common Stock. However, payroll deductions under the ESPP are used to purchase shares of Common Stock on an after-tax basis.

An employee will have a taxable gain or loss when any shares of Common Stock purchased through the ESPP are sold. If an employee sells the stock within two years of the commencement of the employee’s participation in the offering or within one year of the actual purchase of the shares (each, a “disqualifying disposition”), then the excess of the fair market value of the shares on the purchase date over the purchase price will be taxed as ordinary income. The amount of such difference will be added to the basis of the shares for purposes of determining the amount of gain or loss on the sale of such shares, and such gain or loss will be long-term or short-term capital gain or loss for income tax purposes depending upon how long such shares were held. The Company will be entitled to a deduction from income in an amount equal to the ordinary income reported by the employee arising from a disqualifying disposition.

If an employee sells the stock after the holding period described above, then the lesser of (i) the excess of the fair market value of the shares on the first day of the offering period over the purchase price and (ii) the excess of the amount realized over the purchase price will be taxed as ordinary income and the balance of the employee’s gain, if any, will be long-term capital gain. The Company will not be entitled to a deduction from income with respect to the disposition of shares under these circumstances. If the shares held for the periods described above are sold and the sale price is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss equal to the difference between the sale price and the purchase price.

The approval of the amended and restated ESPP requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.

Required Vote

The approval of the amended and restated ESPP requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” APPROVAL

OF THE WINTRUST FINANCIAL CORPORATION EMPLOYEE STOCK PURCHASE PLAN,

AS AMENDED AND RESTATED

PROPOSAL NO. 3 — ADVISORY VOTE ON 2011 EXECUTIVE COMPENSATION

Background of the Proposal

As the Company has done in years past, we are providing shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

At the annual meetings of shareholders held in 2011 and 2010, we provided our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2011 and 2010 annual meetings, respectively. Our shareholders overwhelmingly approved such proposals, with approximately 95% of the votes cast each year in favor. At the 2011 annual meeting, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board of Directors recommending an annual advisory vote. Because our Board of Directors views it as a good corporate governance practice, and because at our 2011 annual meeting approximately 89% of the votes cast were in favor of an annual advisory vote, we again are asking our shareholders to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission’s (the “SEC”) rules.

Executive Compensation

The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay-for-performance and are strongly aligned with the long-term interests of shareholders. As more fully set forth under “Executive Compensation — Compensation Discussion & Analysis,” the Compensation Committee has taken a number of actions in recent years to further strengthen the Company’s compensation philosophy and objectives and the percentage of the compensation of senior executives which is “at risk.” As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Shareholders are encouraged to carefully review the “Executive Compensation — Compensation Discussion & Analysis” section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

The Board of Directors has authorized a shareholder vote on the Company’s 2011 executive compensation as reflected in the Compensation Discussion & Analysis, including the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders of Wintrust Financial Corporation approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion & analysis, the compensation tables and any related material disclosed in this Proxy Statement for the 2012 Annual Meeting of Shareholders.”

Required Vote

The approval of the advisory (non-binding) proposal on our 2011 executive compensation described in this Proxy Statement requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal. Because this shareholder vote is advisory, it will not be binding on the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR”

APPROVAL OF THE ADVISORY PROPOSAL ON 2011 EXECUTIVE COMPENSATION

AS DESCRIBED IN THIS PROXY STATEMENT

BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE

Board of Directors

Overview

The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chief Executive Officer and other officers. The Board has six standing committees, the principal responsibilities of which are described below. Additionally, the independent Directors meet in regularly scheduled executive sessions, without management present, at each meeting of the Board.

The Board met seven times in 2011. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. Eleven of our Board members then in office attended our 2011 Annual Meeting of Shareholders.

Board Leadership Structure

The Board has a non-executive Chairman. This position is independent from management. The Chairman leads the Board meetings as well as meetings of the independent directors. The Chief Executive Officer is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation. In addition, the Board recognizes that acting as chairman of the Board during the current economic times is a particularly time-intensive responsibility. Separating these roles allows the Chief Executive Officer to focus solely on his duties, which the Board believes better serves the Company. Separation of the roles of Chairman and Chief Executive Officer also promotes risk management, enhances the independence of the Board from management, and mitigates potential conflicts of interest between the Board and management.

The Board’s Role in Risk Oversight

Our Board of directors has an active and ongoing role in the management of the risks of our business. This role has two fundamental elements: (1) ensuring that management of the Company has implemented an appropriate system to manage risks by identifying, assessing, mitigating, monitoring and communicating about risks; and (2) providing effective risk oversight through the Board and its committees.

The Board believes the first element of its risk oversight role is fulfilled through the Company’s extensive risk assessment and management program designed to identify, monitor, report and control the Company’s risks, which are broken down into various categories deemed relevant to the Company and its business operations. The Enterprise Risk Management Program is administered by the Company’s Executive Vice President — Risk Management who provides reports to the Board, the Audit Committee, the Risk Management Committee and other committees of the Board as needed.

The second element of the Board’s oversight role is fulfilled primarily by the full Board regularly receiving written and oral reports from management on the status of each category of Company risk and on the Company’s overall risks, as well as any material changes or developments in any risk profiles or experiences. The Board also periodically receives reports regarding regulatory priorities and reviews regulatory examination reports of the Company, to remain informed on issues and observations raised by regulatory authorities regarding the risk categories of the Company.

In addition to the full Board’s direct oversight, the Board’s committees provide oversight of various risks created by the Company’s operations. The Audit Committee provides oversight of the monitoring of risk, generally, and oversight of financial, reporting and regulatory risk, in particular. The Risk Management committee monitors, among other things, credit, interest rate, liquidity, market and legal risks. The Finance Committee provides oversight of risks related to strategic transactions and reviews the Company’s capital planning strategy and liquidity. The Nominating and Corporate Governance Committee also provides risk oversight, particularly relating to risk relating to the Company’s board and governance. Finally, the Compensation Committee provides oversight of risks related to the Company’s compensation of its employees. In 2011, the Company’s management, under the oversight of the Compensation Committee, reviewed the risks arising from the Company’s compensation policies and practices for employees and concluded that these risks are not reasonably likely to have a material adverse effect on the Company. The Company discussed its analysis with the Compensation Committee and the Board of Directors, each of which concurred with the Company’s conclusion.

Director Independence

A Director is independent if the Board affirmatively determines that he or she has no material relationship with the Company and he or she otherwise satisfies the independence requirements of the NASDAQ listing standards. A Director is “independent” under the NASDAQ listing standards if the Board affirmatively determines that the Director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. Direct or indirect ownership of even a significant amount of our stock by a Director who is otherwise independent will not, by itself, bar an independence finding as to such Director.

The Board has reviewed the independence of our current non-employee Directors and nominees and found that each of them are independent under the applicable NASDAQ listing standards. Accordingly, more than 90% of the members of the Board are independent, including the Chairman of the Board.

Code of Ethics

The Board of Directors has adopted a Code of Ethics applicable to all officers, Directors and employees, which is available on the Company’s website at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.” To assist in enforcement of the Code of Ethics, we maintain Wintrust’s Ethicspoint, a toll-free hotline and Internet-based service through which confidential complaints may be made by employees regarding illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s reports filed with the SEC, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of Wintrust’s Code of Ethics; and/or any other violations of laws, rules or regulations. Any complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis or more frequently as needed.

Committee Membership

The following table summarizes the current membership of the Board and each of its committees:

Board of Directors	Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Audit Committee	Risk Management Committee	Executive Committee
Peter D. Crist (Chair)	Member		Member			Chair
Bruce K. Crowther	Member	Member
Joseph F. Damico		Member	Chair			Member
Bert A. Getz, Jr.				Member	Member
H. Patrick Hackett, Jr.	Chair		Member			Member
Scott K. Heitmann				Member	Member
Charles H. James III		Member		Member
Albin F. Moschner		Chair		Member		Member
Thomas J. Neis				Member	Member
Christopher J. Perry	Member				Member
Hollis W. Rademacher*			Member		Chair	Member
Ingrid S. Stafford				Chair	Member	Member
Edward J. Wehmer						Member

*	Mr. Rademacher will not be standing for re-election at the Annual Meeting, as he has attained the mandatory retirement age under our corporate governance guidelines.

The Nominating and Corporate Governance Committee has proposed, and the Board has agreed, that pending his re-election, Peter D. Crist will continue to serve as Chairman of the Board of Directors following the Annual Meeting. In addition, the Nominating and Corporate Governance Committee has proposed, and the Board has agreed, that the membership of each of the committees of the Board, assuming that each Director nominee is elected, will be as follows following the Annual Meeting:

Board of Directors	Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Audit Committee	Risk Management Committee	Executive Committee
Peter D. Crist (Chair)	Member		Member			Chair
Bruce K. Crowther	Member	Member
Joseph F. Damico		Member	Chair			Member
Bert A. Getz, Jr.				Member	Member
H. Patrick Hackett, Jr.	Chair		Member			Member
Scott K. Heitmann				Member	Chair
Charles H. James III		Member		Member
Albin F. Moschner		Chair		Member		Member
Thomas J. Neis				Member	Member
Christopher J. Perry	Member				Member
Ingrid S. Stafford				Chair	Member	Member
Sheila G. Talton			Member		Member
Edward J. Wehmer						Member

Nominating and Corporate Governance Committee

The Board has established the Nominating and Corporate Governance Committee (the “Nominating Committee”) which is responsible for:

•	establishing criteria for selecting new Directors;

•	assessing, considering and recruiting candidates to fill positions on the Board;

•	recommending the Director nominees for approval by the Board and the shareholders;

•	establishing procedures for the regular ongoing reporting by Directors of any developments that may be deemed to affect their independence status or qualification to serve as a Director;

•	considering any resignation submitted by a Director who has retired or made a significant change to his or her principal employment;

•	reviewing the corporate governance guidelines at least annually and recommending modifications thereto to the Board;

•	advising the Board with respect to the charters, structure, size, operations and membership qualifications for the various committees of the Board;

•	establishing and implementing self-evaluation procedures (including annual director and officer questionnaires) for the Board and its committees;

•	reviewing shareholder proposals submitted for inclusion in our Proxy Statement;

•	in consultation with the Audit Committee, reviewing related-party transactions;

•	reviewing annually Director compensation and recommending modifications thereto to the Board;

•	reviewing insurance policies and indemnification arrangements applicable to the Directors and executive officers and recommending modifications thereto to the Board;

•	considering from time to time the overall relationship of the Board and management; and

•	reviewing and assessing annually the adequacy of the Nominating Committee Charter and, if appropriate, recommending changes to the Board for approval.

The Board has adopted a Nominating Committee Charter, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”

The Nominating Committee consists of four Directors, and the Board has determined that each of them is independent under the applicable NASDAQ listing standards. During 2011, the Nominating Committee met three times.

Nomination of Directors

The Nominating Committee seeks nominees from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and, in doing so, considers a wide range of factors in evaluating the suitability of director candidates, including general understanding of finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, understanding of our business, education and professional background. The following personal characteristics are considered minimum qualifications for Board membership under the Corporate Governance Guidelines approved by the Board: integrity and accountability, the ability to provide informed judgments on a wide range of issues, financial literacy, a good reputation in the business community, a talent for networking and referring business to the Company, a history of achievements that reflects high standards for themselves and others, and willingness to raise tough questions in a manner that encourages open discussion. In addition, no person is to be nominated for election to the Board if he or she will attain the age of 76 before such election. Under the Corporate Governance Guidelines adopted by the Board, Directors are expected to own Common Stock having a value of at least four times the annual retainer fee, which amount is currently $75,000, and to limit board service at other companies to no more than four other public company boards.

The Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources.

The Nominating Committee will consider director candidates recommended by our shareholders if such recommendations are timely received. Any such recommendation must comply with the procedures set forth in the Company’s By-Laws, which were amended and restated in April 2011 (see “Shareholder Proposals”). Recommendations must be received in writing at the principal executive offices of the Company and addressed to the Wintrust Financial Corporation Nominating and Corporate Governance Committee, c/o Corporate Secretary, 727 North Bank Lane, Lake Forest, IL 60045. Under the existing provisions of the By-laws, the deadline for such notice with respect to the 2013 Annual Meeting is February 23, 2013. Any such recommendation should include:

•	the name and record address of the shareholder;

•	the class and number of shares of the Company beneficially held by the shareholder;

•

whether and the extent to which any derivative instrument, hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made the effect or intent of any of which is to increase or decrease economic interest in the Company’s stock or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder with respect to the Company’s stock (which information shall be updated by such shareholder as of the Record Date, such update to be provided not later than 10 days after the Record Date for the meeting);

•	a representation that the shareholder intends to appear in person or by proxy at the Annual Meeting to introduce the recommendation;

•	the name, age, principal occupation and employment, and business and residential addresses of the candidate;

•	the qualifications of such candidate and the reason for such recommendation;

•

a description of all arrangements or understandings between the shareholder and such candidate or any other persons pursuant to which the recommendation is being proposed and any material interest of the shareholder in such recommendation;

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement; and

•

all other information which would be required to be included in a proxy statement filed with the SEC if, with respect to such nomination, such shareholder were a participant in a solicitation subject to the Exchange Act.

Once the Nominating Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Nominating Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

The Nominating Committee also evaluates the performance of individual Directors and assesses the effectiveness of committees and the Board as a whole. The effectiveness of the nomination process is evaluated by the Board each year as part of its self-evaluation process and by the Nominating Committee as it evaluates and identifies director candidates.

Both the Board and the Nominating Committee believe that each of Wintrust’s Directors possess the outstanding characteristics and qualifications necessary for service as a director. Accordingly, upon the nomination of the Board, in 2012, 12 of the 13 director nominees are Directors standing for re-election. Mr. Rademacher will not be standing for re-election, as he has attained the mandatory retirement age under our corporate governance guidelines. The Nominating Committee considered many qualified candidates to replace Mr. Rademacher and is delighted that Sheila G. Talton has agreed to serve as a Director of the Company if elected at the Annual Meeting.

Audit Committee

The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•	our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	reviewing and assessing annually the adequacy of the Audit Committee charter and, if appropriate, recommending changes to the Board for approval.

The Board has adopted an Audit Committee Charter, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”

The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate.

To serve on the Audit Committee, Directors must meet financial competency standards and heightened independence standards set forth by the SEC and NASDAQ. In particular, each Audit Committee member:

•	must be financially literate;

•	must not have received any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a Director);

•	must not be our affiliate or the affiliate of any of our subsidiaries; and

•

must not serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee.

Furthermore, at least one member of the Audit Committee must be a financial expert.

The Audit Committee consists of six Directors, and the Board has determined that each of them is independent under the applicable NASDAQ listing standards and meets the financial competency and heightened independence standards set forth above. The Board has determined that Ms. Stafford, Mr. Getz, Mr. Heitmann and Mr. Moschner qualify as financial experts. During 2011, the Audit Committee met six times.

Compensation Committee

The Board has established a Compensation Committee which is responsible for:

•	establishing the Company’s general compensation philosophy and overseeing the development and implementation of compensation programs;

•

with input from the Board, reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other management, evaluating the performance of the Chief Executive Officer and other management in light of those goals and objectives, and setting the Chief Executive Officer’s and other management’s compensation levels based on this evaluation;

•	reviewing the Company’s compensation programs to assess the extent to which such practices encourage risk-taking or earnings manipulation, and taking any appropriate remedial actions;

•	administering and interpreting all salary and incentive compensation plans for officers, management and other key employees;

•	reviewing senior management compensation;

•	reviewing management organization, development and succession planning;

•	taking actions relating to employee benefit, compensation and fringe benefit plans, programs or policies of the Company;

•	reviewing and approving severance or similar termination payments to any executive officer of the Company;

•	preparing reports on executive compensation;

•

pre-approving all services provided by any independent compensation consultant retained to participate in the evaluation of executive compensation, other than services performed in connection with non-employee director compensation;

•

reviewing the results of any advisory shareholder votes on executive compensation, and considering whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such votes;

•

recommending for approval by the Board how frequently the Company should conduct advisory shareholder votes on executive compensation, taking into account the results of any prior shareholder votes regarding executive compensation;

•

developing and implementing policies with respect to the recovery of “clawback” of any excess compensation, including stock options, paid to any of the Company’s executive officers based on erroneous data;

•	reporting activities of the Compensation Committee to the Board on a regular basis and reviewing issues with the Board as the Compensation Committee deems appropriate; and

•	reviewing and assessing annually the adequacy of the Compensation Committee Charter and, if appropriate, recommending changes to the Board for approval.

The Compensation Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”

The Compensation Committee consists of four Directors, and the Board has determined that each of them is independent under the applicable NASDAQ listing standards. During 2011, the Compensation Committee met seven times.

Risk Management Committee

The Board has established a Risk Management Committee which is responsible for:

•	developing and implementing the Company’s overall asset/liability management and credit policies;

•	implementing risk management strategies and considering and approving the use of various hedging techniques;

•	reviewing measures taken by the Company to identify, assess, monitor control and mitigate its risks in the areas of asset/liability management and credit policies;

•	reviewing the Company’s capital position, liquidity position, sensitivity of earnings under various interest rate scenarios, the status of its securities portfolio and trends in the economy;

•	reporting activities of the Risk Management Committee to the Board on a regular basis and reviewing issues with the Board as the Risk Management Committee deems appropriate; and

•	reviewing and assessing annually the adequacy of the Risk Management Committee Charter and, if appropriate, recommending changes to the Board for approval.

The Risk Management Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”

The Risk Management Committee consists of six Directors, and the Board has determined that each of these Directors, except for Mr. Perry, has no material relationship with us and each is otherwise independent under the applicable NASDAQ listing standards. See “Related Party Transactions” for additional information regarding Mr. Perry’s material relationship with the Company. During 2011, the Risk Management Committee met four times.

Finance Committee

The Board has established a Finance Committee to provide guidance to management regarding strategic opportunities and related financing transactions. In addition, the Finance Committee assists the Board in fulfilling its responsibilities with respect to:

•	reviewing the capital plan and cash position of the Company, and providing guidance on the sources and uses of capital and expected returns on capital;

•	reviewing the Company’s financial policies, capital structure, strategy for obtaining financial resources, tax-planning strategies and use of cash flow;

•	reviewing and making recommendations with respect to any share repurchase programs and dividend policy;

•	reviewing proposed mergers, acquisitions, joint ventures and divestitures involving the Company and its subsidiaries;

•	reviewing and making recommendations with respect to issuing equity and debt securities;

•	providing advice to management with respect to the financial aspects of transactions by subsidiaries of the Company that require a vote by the Company, as a shareholder of such subsidiaries; and

•	reviewing and assessing annually the adequacy of the Finance Committee Charter and, if appropriate, recommending changes to the Board for approval.

The Finance Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”

The Finance Committee consists of four Directors, and the Board has determined that each of these Directors, except for Mr. Perry, has no material relationship with us and each is otherwise independent under the applicable NASDAQ listing standards. See “Related Party Transactions” for additional information regarding Mr. Perry’s material relationship with the Company. During 2011, the Finance Committee met 12 times.

Executive Committee

The Board has established an Executive Committee to provide guidance and counsel to the Company’s management team on significant matters and to take action on behalf of the Board between meetings of the Board or when it is not feasible to take action by the full Board. The Executive Committee may exercise all authority of the Board except as otherwise prohibited by law.

The Executive Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”

The Executive Committee currently consists of seven Directors, and the Board has determined that each of these Directors, except for Mr. Wehmer, is independent under the NASDAQ listing standards. During 2011, the Executive Committee did not meet.

Shareholder Communications

Any shareholder who desires to contact the non-employee Directors or the other members of our Board may do so by writing to: Wintrust Financial Corporation, Board of Directors, c/o the Secretary of the Company, Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045. Copies of written communications received at this address will be provided to the Board, the applicable committee chair or the non-employee Directors as a group unless such communications are considered, in consultation with the non-employee Directors, to be improper for submission to the intended recipient(s). All communications will be forwarded to the Chair of the Nominating Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that Director. Other interested parties may also use this procedure for communicating with the Board, individual Directors or any group of Directors. Shareholders also may obtain a copy of any of the documents posted to the website free of charge by calling (847) 615-4096 and requesting a copy. Information contained on Wintrust’s website is not deemed to be a part of this Proxy Statement.

EXECUTIVE OFFICERS OF THE COMPANY

Certain information regarding those persons serving as the Company’s executive officers is set forth below.

Edward J. Wehmer (58) — President and Chief Executive Officer — Mr. Wehmer serves as the Company’s President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company’s day-to-day operations and strategic initiatives. See the description above under “Election of Directors” for additional biographical information.

David A. Dykstra (51) — Senior Executive Vice President and Chief Operating Officer and Treasurer — Mr. Dykstra joined the Company in 1995 and currently serves as the Company’s Chief Operating Officer overseeing all treasury, financial, audit, compliance and human resources affairs of the Company. Prior to 2002, Mr. Dykstra served as the Company’s Chief Financial Officer. Since January 2006, Mr. Dykstra also serves as a Regional Market Head overseeing Crystal Lake Bank, State Bank of the Lakes and Town Bank. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc., Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Crystal Lake Bank, First Insurance Funding, Old Plank Trail Community Bank, State Bank of the Lakes, Town Bank, Tricom and Wintrust Information Technology Services.

James H. Bishop (68) — Executive Vice President and Regional Market Head — Since January 2006, Mr. Bishop has served as a Regional Market Head overseeing Schaumburg Bank, Barrington Bank and Village Bank. Mr. Bishop originally joined the Company in 1996 and served as the Chief Executive Officer of Barrington Bank until February 2003. Prior to his association with the Company, Mr. Bishop served as a Senior Vice President of First Chicago/NBD and was a Regional Manager for that organization’s suburban locations in the North and Northwest suburbs of Chicago. Mr. Bishop is a Director of Schaumburg Bank, Barrington Bank, Village Bank, and Wintrust Information Technology Services.

Lloyd M. Bowden (58) — Executive Vice President — Technology — Mr. Bowden serves as Executive Vice President — Technology for the Company and as President of Wintrust Information Technology Services. He is responsible for overall technology oversight for Wintrust as well as for planning, implementing and maintaining all aspects of the subsidiary banks’ internal data processing systems and technology designed to service the subsidiary banks’ customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division. Mr. Bowden is a Director of Wintrust Information Technology Services.

Frank J. Burke (63) — Executive Vice President and Regional Market Head — Since May 1997, Mr. Burke has served as President and Chief Executive Officer of First Insurance Funding, and since July 2008 he is the Regional Market Head overseeing Tricom. From February 1990 until May 1997 Mr. Burke served as Vice President, Sales and Marketing of First Insurance Funding. Prior to joining the Company, Mr. Burke was an executive at Whirlpool Financial Corporation, AI Credit Corporation and Humana, Inc. From 1970 until 1984, Mr. Burke was employed by Borg Warner Financial Services in various capacities, most recently as Division Manager of its premium finance company. Mr. Burke is a Director of First Insurance Funding, Tricom and Wintrust Information Technology Services.

Timothy S. Crane (50) — Executive Vice President and Regional Market Head — Mr. Crane joined the Company in August 2008 and is the Regional Market Head overseeing Lake Forest Bank, Northbrook Bank, North Shore Community Bank and St. Charles Bank. Prior to joining the Company, Mr. Crane served as President and Head of Retail Banking of Harris Bank in Chicago where he was employed for 24 years. Mr. Crane is a director of Lake Forest Bank, Northbrook Bank, North Shore Community Bank, St. Charles Bank and Wintrust Information Technology Services.

John S. Fleshood (49) — Executive Vice President — Risk Management — Mr. Fleshood joined the Company in August 2005 and manages the enterprise risk management process for the Company including audit, business continuity and information security functions. Between January 2006 and December 2009, Mr. Fleshood served as a Regional Market Head overseeing St. Charles Bank. Previously, Mr. Fleshood served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third Bank, an Ohio banking corporation, a commercial bank offering a full range of banking services to consumer, business and financial customers, from July 2001 to August 2005. Prior to that, Mr. Fleshood served as Vice President and Manager of the Treasury Division of Fifth Third Bank, Cincinnati, Ohio. Mr. Fleshood is a Director of Wintrust Information Technology Services.

Leona A. Gleason (62) — Executive Vice President and Chief Administrative Officer — Ms. Gleason joined the Company in January 2010 and oversees certain administrative affairs of the Company including Human Resources, Operations, Compliance, Community Reinvestment Act, Bank Secrecy Act and Anti-Money Laundering. From 1996 to 2009, Ms. Gleason was Executive Vice President at FBOP Corporation, a $19 billion privately held bank holding company. She had primary responsibility for Human Resources, Training, Compliance, Community Reinvestment Act, Bank Secrecy Act, Risk Management, Operations and Information Technology. Ms. Gleason also served as an executive officer of certain subsidiaries of FBOP Corporation, which subsidiaries were taken into receivership by the Federal Deposit Insurance Corporation (the “FDIC”) on October 30, 2009. Prior to her association with FBOP, from 1977 to 1996, Ms. Gleason was Senior Vice President at Corus Bankshares, Inc. where she managed Retail Banking, Operations, Information Technology, Compliance and Human Resources and from 1972 to 1977 was Vice President at Boulevard Bank. Ms. Gleason is a Director of Wintrust Information Technology Services.

David L. Larson (49) — Executive Vice President and Regional Market Head — Mr. Larson joined the Company in April 2010 and oversees the Purchased Asset Division of the Company. He also serves as a Regional Market Head overseeing Wheaton Bank and Old Plank Trail Community Bank. Mr. Larson was the President and Chief Executive Officer of Wheatland Bank from December 2009 to April 2010, when it was taken into receivership by the FDIC and acquired by the Company. From 1995 until 2009, Mr. Larson served in various executive positions at Chicago subsidiaries of FBOP Corporation, a $19 billion privately held bank holding company. Mr. Larson was the Chief Credit Officer of FBOP subsidiary Park National Bank, a $5 billion community bank, which was taken into receivership by the FDIC on October 30, 2009. Prior to his association with FBOP, Mr. Larson served in various commercial banking positions at American National Bank from 1987 to 1995. Mr. Larson is a director of Wheaton Bank, Old Plank Trail Community Bank and Wintrust Information Technology Services.

Richard B. Murphy (52) — Executive Vice President and Chief Credit Officer — Since January 2002, Mr. Murphy has served as the Company’s Chief Credit Officer and is responsible for coordinating all the credit functions of the Company. Mr. Murphy serves as Regional Market Head overseeing Hinsdale Bank. Mr. Murphy served as the President of Hinsdale Bank from 1996 until December of 2005. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is a Director of Hinsdale Bank and Wintrust Information Technology Services. Mr. Murphy is married to the sister of Mr. Wehmer’s wife.

Lisa J. Pattis (45) — Executive Vice President, General Counsel and Corporate Secretary — Ms. Pattis joined the Company in September 2011 and manages all legal affairs of the Company, including corporate governance, mergers and acquisitions, financing transactions, litigation, legal compliance as well as assisting bank and non-bank subsidiaries with legal matters. Prior to joining Wintrust, Ms. Pattis spent more than 16 years with Sidley Austin LLP, with a practice focused on corporate governance and securities matters. As a partner at Sidley Austin LLP, Ms. Pattis served Wintrust as its corporate and securities counsel since 2005. Ms. Pattis is a director of Wintrust Information Technology Services.

David L. Stoehr (52) — Executive Vice President and Chief Financial Officer — Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external financial reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated Banc-Corp, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin, from 1983 to 1993. Mr. Stoehr is a Director of Beverly Bank, Old Plank Trail Community Bank and Wintrust Information Technology Services.

Thomas P. Zidar (43) — Executive Vice President and Market Head of Wealth Management Services —Mr. Zidar joined the Company in 2006 and also serves as Chairman and Chief Executive Officer of Wintrust Wealth Management. Prior to joining the Company, Mr. Zidar worked at ABN AMRO/LaSalle Bank for nine years, most recently as Executive Vice President in the Personal Financial Services group of LaSalle Bank, responsible for five business units. Throughout Mr. Zidar’s tenure with ABN AMRO/LaSalle Bank, he served as Chairman, President and CEO of ABN AMRO Financial Services; Senior Vice President, Integration Management; Senior Vice President/First Vice President, Acquisitions & Corporate Capital; and Vice President, Profit Enhancement. Previously, Mr. Zidar held positions as an Associate at A.T. Kearney, a management consulting firm, in Chicago, and as a Financial Analyst and Associate at TTG, an investment banking firm, in New York and London. Mr. Zidar serves as a Director of Great Lakes Advisors, Wintrust Information Technology Services, Wayne Hummer Investments and The Chicago Trust Company.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion & Analysis section reviews our compensation program for our five named executive officers (“NEOs”), which include our principal executive officer, principal financial officer and the three other most highly-compensated executive officers.

Executive Summary

During 2011, the Company’s executive officers continued to manage the Company through the volatility, complexity and uncertainty, which have affected the nation’s financial system. The Compensation Committee of our Board of Directors (the “Committee”), noted that pursuant to its long-term strategy of maintaining sound, conservative underwriting, the Company underwrote its credits in a manner that resulted in an acceptable level of problem loans during this turbulent period.

In that regard, the Committee considered the results of management’s strategic efforts including:

•	generated the highest reported net income in the history of the Company – $77.6 million in 2011, a 22.6% increase over 2010;

•	growth in total assets by 13.6% to $15.9 billion;

•	loan growth of 9.6% to $10.5 billion;

•	growth of total deposits of 13.9% to $12.3 billion;

•	purchase of four banks (three of which were FDIC-assisted), certain assets of two mortgage companies and an asset management company;

•	increase in the number of banking offices to 99;

•	increase in tangible common book value per share to $26.72 from $25.80 in 2010; and

•	continued ability to attract talented personnel throughout the organization.

The Committee also noted that 2011 was the Company’s fifteenth consecutive year of profitability. As a result of these accomplishments, the Committee approved, consistent with its philosophy of paying for performance, year-end bonuses to the NEOs, payable in cash and equity.

Additionally, as planned and discussed in the Company’s 2010 Compensation Discussion & Analysis, the Committee implemented a long-term incentive program in 2011 (the “LTIP”) designed to enhance the Company’s pay-for-performance compensation philosophy, align executive pay with the Company’s competitors and better align the interests of management with the interests of shareholders. The first set of awards granted under this program were made in August 2011 with a performance cycle through December 31, 2013. The Committee believes that the adoption of this program, linking compensation to long-term performance against established goals and measurements and supporting the Company’s strategy and growth by aligning the interests of key employees and owners significantly enhances the Company’s pay-for-performance program.

Our 2011 Compensation Program

Overview

The Committee has responsibility for developing, implementing and monitoring executive officer compensation programs and policies as well as adherence with the Company’s compensation philosophy, including compensation of our NEOs. The Committee sets the compensation for all of our executive officers, including our NEOs. In administering the Company’s executive compensation program, the Committee is mindful of our unique structure, culture and history as well as the growth strategy of our Company and its business. As a holding company that conducts its operations through our subsidiaries, we are focused on providing entrepreneurial-based compensation to the chief executives of each of our business units. As a Company with start-up and growth oriented operations, we are cognizant that to attract and retain the managerial talent necessary to operate and grow our businesses we often have to compensate our executives with a view to the business we expect them to manage, rather than the size of the business they currently manage. Our assets have grown 49% in the last three years and 66% in the last five years, loans, excluding covered loans, have grown 38% and 62% and deposits 47% and 56% in the respective periods. Our compensation philosophy and programs are designed to attract and retain management capable of overseeing growth while managing risk.

The Committee’s strategy has been to pay its executives competitive salaries in an effort to attract and retain highly-qualified and well-experienced individuals. However, as the Company continues to mature, the Committee believes that an increasing percentage of our executive’s total direct compensation should be at risk and heavily weighted toward incentive compensation rather than base salary. This philosophy is intended to create and foster a pay-for-performance framework within defined risk parameters that drives shareholder value by aligning shareholder and NEO interests. In 2011, the Committee adopted a new long-term incentive program, described in detail below. The LTIP, as we call it, serves to increase the percentage of our executives’ total compensation which is “at risk,” further weight compensation toward pay-for-performance and further align the interests of the participants with those of our shareholders.

Program Design

The design of the Company’s executive compensation program is based on initial work conducted during 2008 and 2009, supplemented by the advice of Deloitte Consulting, LLP (“Deloitte”), the Committee’s independent compensation consultant, during 2010 and 2011. Deloitte reports directly to the Committee and participates in Committee meetings upon invitation. The Committee hired Deloitte in the fall of 2010 and Deloitte began its work with a full review of the Company’s then-current program, marketplace trends and best practices relating to competitive pay levels.

Deloitte undertook a “clean slate review” of the Company’s executive compensation program. The goal of the clean slate review and subsequent work of Deloitte was to re-evaluate the current executive compensation program and compare it to the Company’s strategic objectives and leading practices in executive compensation in order to identify areas of the program for further enhancement In addition, Deloitte assessed the competitiveness of the Company’s executive compensation program in light of changes in the banking industry, the recent growth of the Company, the exit by the Company from the Troubled Asset Relief Program (“TARP”), including the removal of TARP-related restrictions on executive compensation, and recent regulatory reform.

Deloitte’s analysis of the Company’s compensation program determined that the total direct compensation delivered to the NEOs, based on actual annual and long-term incentives, was below the levels targeted by the Committee for executives that demonstrate superior performance. In particular, Deloitte’s analysis noted that while the Company’s NEOs’ base salaries and target total cash compensation, on average, were at or above the target 75th percentile level, the NEOs’ long-term incentive grants were well below those provided at comparable companies. Deloitte recognized the impact of the TARP-related compensation restrictions on these results.

Deloitte’s clean slate review included a number of other suggested best practices. In particular, following conversations with Deloitte in 2010 and 2011, the Committee:

•	adopted stock ownership guidelines for the Chief Executive Officer and other NEOs;

•	amended its form employment agreement for new officers to remove severance benefits upon death or disability;

•	amended the Company’s 2007 Stock Incentive Plan (the “2007 Plan”) to include “double trigger” vesting provisions for equity awards granted under the 2007 Plan beginning with the 2011 grants;

•

amended the 2007 Plan to prorate outstanding performance-based awards for terminations following a change of control, with such proration based on target performance levels and the time worked during the performance cycle;

•	upon the expiration of the TARP-related clawback policy, adopted a clawback policy applicable to all annual and long-term incentive compensation awards made to the Company’s executive officers; and

•	established the LTIP to create a long-term focus based on sustainable results and share value creation with key employees.

With regard to total direct compensation, Deloitte recommended maintaining the Company’s current structure which provides for target compensation levels within a competitive range of the median for comparable companies, and at levels approaching the 75th percentile and above for executives who demonstrate superior performance. In determining the competitive median range appropriate for each NEO, the Committee also considers the Company’s unique structure and the hybrid nature of certain managerial positions at the Company.

Deloitte recommended that in lieu of periodic long-term incentive grants and Cash Incentive and Retention Plan (“CIRP”) grants, the Committee develop a new long-term incentive framework. The LTIP framework provides a competitive compensation opportunity, better aligns the interests of management with the interests of shareholders, fosters retention, allows the Company to compete effectively for talent, incorporates leading practices, is simple to understand, supports the Company’s long-term strategy and growth objectives, links pay and performance and establishes long-term focus based on sustainable results. Deloitte recommended a program using stock options, performance vested cash and performance vested stock. Each of the performance vested awards are payable based on achievement of maximum, target or threshold performance-based on a number of key performance measures over a multi-year period. In designing the LTIP, the Committee focused on creating a structure that would closely link pay with performance, and provide payouts approaching the 75th percentile for comparable companies only in the event of superior performance by the Company both on a relative basis as compared to peers and on an absolute basis as compared to historical norms in the banking industry.

Compensation Philosophy and Objectives

The Committee designed the Company’s compensation program to promote a pay-for-performance philosophy and to be competitive with market practices in order to retain and attract talented executives who can contribute to the Company’s long-term success and build value for our shareholders.

Accordingly, the Committee strives to create a compensation package for each NEO that is competitive as well as reflective of the performance of both the Company and the individual officer. The Committee recognizes that certain elements of compensation are better suited to reflect different compensation objectives. For example, as base salaries are the only element of compensation that is fixed in amount in advance of the year in which the compensation will be earned, the Committee believes that it is most appropriate to determine base salaries with a focus on the market practices for similarly situated officers at comparable companies as adjusted to reflect the individual officer’s performance during the preceding year. The aspects of individual performance that are evaluated for base salary purposes include non-financial measures such as integrity, quality, leadership, customer satisfaction, innovation and talent management. In contrast, annual bonuses and long-term incentives are better able to reflect the Company’s performance as measured by financial measures such as earnings per share, deposit growth, loan growth, net interest margin, return on average assets, credit quality and return on tangible equity. In addition, annual bonuses and long-term incentive awards, including the performance metrics they are measured on, are well suited to aid in our goal of retaining executives, motivating officers to increase shareholder value and achieve specific business goals. The other elements of compensation are set primarily based on leading market practices and are driven by the Committee’s philosophy that personal benefits including retirement and health and welfare benefits should be available to all employees on a non-discriminatory basis.

The following additional compensation philosophies and objectives formed the basis of the Company’s compensation program in 2011:

Our compensation program must allow us to attract first-rate entrepreneurial talent that reflects our structure. As a result of our holding company structure, our compensation program takes into consideration the fact that to attract and retain executive officers, whether at the Company or at one of our subsidiaries, talented enough to enable the Company to meet its long-term goals and oversee growth while managing risk, we must compensate such executive officers based on the size and potential enterprise that we expect such officer to oversee in the future.

Compensation should be performance-based. Our compensation program should encourage and reward excellent performance from the Company’s management team. Accordingly, our compensation program is designed to drive the achievement of key short-term and long-term business objectives and is aligned with the Company’s overall performance, its financial performance, the performance of its subsidiaries and a manager’s attainment of his or her individual management objectives.

A significant portion of total compensation should be in the form of long-term incentives. Long-term incentives are an important way of aligning management and shareholder interests because they link a manager’s compensation levels to the performance of the Company over a multi-year time horizon. Additionally, long-term incentives can help promote continuity of management by tying compensation to continued service, and can help reduce incentives to take excessive risks by ensuring that managers are incentivized to create lasting value for shareholders.

Long-term incentive compensation should be highly correlated with superior returns. The performance goals associated with all grants under the long-term incentive compensation program should be challenging and achievable only with superior performance, both on a relative basis as compared to peers and on an absolute basis as compared to historical norms in the banking industry.

Compensation levels should be competitive to ensure that we attract and retain a highly qualified management team to lead and grow our Company. The successful operation of our Company requires an experienced and talented management team. To hire and retain such managers, our compensation program must be competitive with those of our peer firms in terms of total compensation and for each element of compensation.

Compensation opportunities should be commensurate with an executive’s roles and responsibilities. Greater levels of compensation should be offered to our executives who are most responsible for the performance of the Company. This helps ensure that compensation levels are perceived as fair, both internally and externally, and reduces the risk that we lose managerial talent to our competitors. This principle is of particular relevance to us as our NEOs, other than our CEO, have some responsibilities that vary from what their job titles imply.

Our compensation program for NEOs should be fair, and perceived as such, both internally and externally. The Committee strives to create a compensation program that will be perceived as fair, both internally and externally. It accomplishes this by comparing the compensation that is provided to our NEOs to a comparative group of companies as a means to measure external fairness and to other senior employees of the Company, as a means to measure internal fairness. Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair. The markets in which the Company operates are very competitive and there is real risk of losing talented executives if our compensation is not competitive.

Pay-for-Performance Review and Analysis

Overview. Pay-for-performance is an important component of our longstanding compensation philosophy. Our compensation approach is designed to motivate our executives, including our NEOs, to substantially contribute individually and collaboratively to the Company’s long-term sustainable growth. Our pay-for-performance approach provides that:

•	Our senior executives should have a larger portion of their compensation “at-risk” in the form of short-term and long-term incentive awards; and

•	A large portion of the incentive awards of our senior executives should be focused on long-term awards to drive sustainable stockholder value and the Company’s performance over time.

Between 50% and 60% of the NEO’s target total direct compensation opportunity for 2011 was in the form of performance-based variable compensation, equity grants and discretionary annual bonus awards motivating them to deliver strong business performance and create shareholder value. These compensation elements, other than the stock options granted pursuant to the LTIP, are “at risk” and are dependent upon Compensation Committee discretion or the Company’s achievement of pre-established financial and other business goals set and monitored by the Committee and the Company’s overall performance.

Approximately 30% of the CEO’s 2011 target pay was dependent upon the Company’s performance after 2011. Based on actual results, the annual variable compensation amount and the ultimate value of the equity compensation awards could be zero if the Company does not perform well.

Peer Group Comparison. In evaluating CEO compensation, the Committee compares the CEO’s target pay with that of our peer group, taking into consideration the relative returns provided by the

Company and its peers to their respective shareholders. When compared to our peer group on a one, three and five year basis, our percentile ranking in terms of total shareholder return significantly exceeds the percentile ranking of our CEO’s target and realizable pay.

	67th percentile	67th percentile	67th percentile
	One Year	Three Years	Five Years
Total Shareholder Return	78th percentile	89th percentile	48th percentile
CEO Target Pay	48th percentile	37th percentile	21st percentile
CEO Realizable Pay	67th percentile	42nd percentile	N/A

(1)	CEO target pay is based on information reported in proxy statements filed over the applicable period for each of the peer companies and Wintrust and was calculated using the annual bonus target and long-term cash target as disclosed in each company’s Grants of Plan Based Awards Tables over the applicable period. Base salary, stock options, stock awards and other compensation are based on the amounts disclosed in each company’s Summary Compensation Tables over the applicable period.
(2)	CEO realizable pay is based on information reported in proxy statements filed over the applicable periods by each of the peer companies and the Company, and is calculated using base salary, annual and long-term cash bonuses and other compensation reported in each company’s Summary Compensation Table. Stock options and stock awards represent the intrinsic value of equity awards granted over the applicable period using the stock price at fiscal year end stock price.

The Committee believes this result reflects the high level of performance of the Company as well as the appropriateness of the level of CEO pay in light of the relative performance of the Company as compared to its peers. The growth in CEO target pay has been far outpaced by the Company’s performance as compared to its peers.

Peer Group Analysis. In 2010 and continuing in 2011, as part of Deloitte’s work with the Committee, Deloitte worked to review the Company’s peer group in light of changes in the banking industry, the recent growth of the Company, the exit by the Company from TARP and changes in many of the banks included in the Company’s prior peer group. In December 2010, Deloitte presented the Committee with information regarding a revised peer group as well as benchmarking information regarding that peer group. Due to the anticipated exit of the Company from TARP and continuing shifts in many of the peer banks, the Committee, management and Deloitte worked to establish a new peer group, which was used in developing 2011 salary, annual bonus and long-term incentive opportunities. The peer group is comprised of eight similarly-sized national banks and a group of six Midwestern banks. The reference group of similarly-sized national banks included banks with assets between $11.7 billion and $18.5 billion as of December 31, 2010 as compared to $14.0 billion of assets for the Company as of such date. The reference group of Midwestern banks included banks with total assets between $7.3 billion and $21.8 billion as of their respective fiscal year ends. The Committee considered both the national banks reference group and the Midwestern banks reference group together as a single peer group.

Similarly-Sized National Banks Reference Group	Midwestern Banks Reference Group
BancorpSouth Inc.	Associated Banc-Corp.
International Bancshares Corp.	First Midwest Bancorp Inc.
Susquehanna Bancshares Inc.	FirstMerit Corp.
TCF Financial Corp.	MB Financial Inc.
UMB Financial Corp.	Old National Bancorp
Umpqua Holdings Corp.	PrivateBancorp Inc.
Valley National Bancorp
Whitney Holding Corp

(1)	The previous peer group used by the Company also included East West Bancorp Inc., UCBH Holdings Inc., Cathay General Bancorp, Trustmark Corp., United Community Banks Inc., United Bankshares Inc., Pacific Capital Bancorp, Midwest Bank Holdings, Inc., Taylor Capital Group Inc., CORUS Bankshares Inc., Amcore Financial Inc. and Citizens Republic Bancorp Inc. but did not include BancorpSouth Inc., Susquehanna Bancshares Inc., or Valley National Bancorp.

When making compensation decisions, the Committee reviews the compensation paid to our CEO and other named executive officers relative to the compensation paid to similarly-situated executives, to the extent available, at our peer companies based on publicly available information reported in our peers’ proxy statements. The Committee also reviews published survey data representing the market of companies in which we compete for executive talent to provide supplemental information to assess the reasonableness of the competitive market data.

In evaluating 2011 executive compensation decisions, the Committee reviewed and analyzed data from surveys prepared by Towers Watson, William M. Mercer, Economic Research Institute, and the Delves Group. Deloitte extracts compensation information from these surveys for companies with comparable revenue and operating in similar industries to provide compensation information most accurately reflecting the scope of responsibility for each executive officer. The Committee reviewed, depending on the availability of data within the survey for the position being considered, survey data derived from between ten to 103 participating companies.

Deloitte provided the Committee with background information regarding the Company’s 2010 compensation structure as compared to market norms and in light of the Company’s unique structure. Deloitte provided the Committee with analysis undertaken with respect of each of the NEOs, including a comparison of total direct compensation, target total direct compensation as well as each component of compensation on a comparative basis with the Company’s peer group and market data where available. Deloitte also included separate comparative data on those peers still part of the TARP program and those who had already exited the program.

In 2011, the Committee sought to target aggregate total direct compensation to an amount within a competitive range of the median for similarly situated officers at comparable companies. The Committee adopted a plan designed to provide actual compensation at levels approaching the 75th percentile and above in instances where the Company’s results and the individual’s performance exceed target levels, and compensation below the median when the executive’s performance or Company results fail to reach target levels.

Prior Compensation Decisions. As discussed above, the Committee compares the CEO’s target pay against that of our peer group and believes it compares favorably on a one, three and five-year basis based on total shareholder return. A full view of the five year comparison, however, must also take into account the fact that during 2007 and 2008, the CEO recommended that he and the COO not be paid an annual bonus in light of then-ongoing economic events. In addition, the one, three and five-year comparables must also account the fact that the Company was not able to implement its planned long-term incentive program until 2011. The impact of these decisions, particularly the refusal of the annual bonus in 2007 and 2008, means that CEO pay was lower in those years, making the growth in CEO compensation over the five-year period appear larger than would have been the case had the CEO been paid commensurate with other senior officers at the Company.

Compensation Procedures

Role of Management. The Committee made all 2011 compensation decisions for our NEOs. Mr. Wehmer and Mr. Dykstra annually review the performance of each of the Company’s and its subsidiaries’ officers (other than Mr. Dykstra, whose performance is reviewed by Mr. Wehmer acting alone, and Mr. Wehmer whose performance is reviewed by the Committee, and Mr. Murphy whose performance is reviewed by the Committee due to the fact that he is Mr. Wehmer’s brother-in-law). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and incentive award amounts, were presented to the Committee. The Committee exercised its discretion in modifying any recommended adjustment or award.

Committee Process. During 2011, the Committee reviewed both the Company’s compensation philosophy and the actual compensation being paid by the Company. The Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. In setting compensation for each of the NEOs, the Committee focused on the total direct compensation received by each NEO, as well as the allocation of each element of compensation in relation to those provided by the peer companies identified above. The Committee acted pursuant to a written charter that had been approved by our Board.

Compensation Consultants. The Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. The role of a compensation consultant is to assist the Committee in analyzing executive compensation packages and to provide the Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for the NEOs, as well as the appropriateness of the design of the Company’s executive compensation programs. As noted above, beginning in September 2010, the Committee hired Deloitte to advise it on executive compensation-related issues and to provide advice relating to establishing bonus compensation for 2010 performance and setting target incentives for 2011. In addition, Deloitte provides guidance on best practices. Deloitte attends meetings of the Committee, including executive sessions, upon invitation. Deloitte does not provide any other services to the Company other than to the Nominating and Governance Committee of the Board with respect to compensation of non-employee directors.

Elements of Compensation

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why the Committee choose to include the items in the compensation program. The principal components of compensation for our NEOs were:

•	base salary;

•	annual bonus;

•	long-term incentives; and

•	perquisites and other personal benefits.

As a result of its review of its compensation structure, the Committee established the following framework for NEO compensation for 2011:

Named Executive Officer	Base Salary	Annual Bonus	Long-Term Incentive Compensation	Perquisites & Other Benefits	Total Compensation
Edward J. Wehmer	35%	30%	30%	5%	100%
David A. Dykstra	40%	30%	25%	5%	100%
Richard B. Murphy	40%	30%	25%	5%	100%
David L. Stoehr	45%	30%	20%	5%	100%
Lisa J. Pattis	45%	30%	20%	5%	100%

Salary. The Company provides NEOs with base salary to compensate them for services rendered during the fiscal year and reflect each NEO’s position, specific skills, tenure, experience, responsibility and performance. Base salary adjustments for NEOs for any given year are generally fixed by the Committee at its meeting in January. Increases or decreases in base salary on a year-over-year basis are dependent on the Committee’s assessment of the Company’s and individual’s performance. The Committee has full discretion to set NEO salary at any level it deems appropriate. As part of this process, the Committee solicits the recommendations of Mr. Wehmer with respect to NEOs (other than Mr. Wehmer and Mr. Murphy). The Committee considers peer and market data, internal pay equity and merit history in evaluating recommendations.

During the period that the Company was covered by the compensation-related requirements related to the TARP program, the Committee increased the annual base salaries of the then-NEOs and included in Mr. Wehmer’s and Mr. Dykstra’s increases a portion to be paid in salary stock. In 2011, following the 2010 exit of the Company from the TARP program, the Committee adjusted the annual base salary of Mr. Wehmer and Mr. Dykstra to eliminate the salary stock component, thus decreasing their annual base salaries by $100,000 and $75,000 respectively. In 2011 the Committee maintained the annual base salary of Mr. Murphy. The Committee raised Mr. Stoehr’s base salary from $370,000 to $390,000, and set Ms. Pattis’ annual base salary at $425,000 when she joined the Company in September 2011.

Annual Bonus. The Company’s performance-based annual bonuses are based on each NEO’s overall performance and are based on achievement of performance goals subject to the discretion and adjustment by the Committee. Annual bonuses are intended to provide officers with an opportunity to receive additional cash and equity compensation based on their individual performance and Company results, including based on the achievement of specified Company, subsidiary and individual performance goals. Performance-based bonuses are included in the compensation package because they permit the Committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the Committee believes are consistent with the overall goals and strategic direction that the Board has set for the Company.

Following the review of our compensation program, the Committee determined to retain the target annual bonus levels for the NEOs implemented in 2009 so that target annual bonus levels for the Company’s senior executive officers represent a larger percentage of such executives’ total compensation. As noted above, annual bonus opportunity for each of our NEOs under this structure is 30% of their respective total compensation. The Committee believes that the annual performance-based bonus reinforces the pay-for-performance nature of our compensation program.

Once the annual bonus opportunity is established, the Committee converts the target bonus opportunity to a range of payout levels as a percentage of base salary at low, target and high levels. Below are the low, target and high bonus award opportunities for our NEOs in 2011, expressed as a percentage of base salary:

Named Executive Officer	Low (1)	Target	High (2)
Edward J. Wehmer	53%	70%	88%
David A. Dykstra	49%	65%	81%
Richard B. Murphy	49%	65%	81%
David L. Stoehr	45%	60%	75%
Lisa J. Pattis (3)	45%	60%	75%

(1)	The low payout opportunity pays 75% of target at threshold performance.
(2)	The high payout opportunity pays 125% of the target at maximum performance.
(3)	Ms. Pattis’ 2011 annual bonus was prorated to reflect the period during the year in which she was employed by the Company.

In determining the amount of target annual bonuses, the Committee considers several factors, including:

•	market practices;

•	the target annual bonuses set and actual annual bonuses paid in recent years;

•	the desire to ensure, as described above, that a substantial portion of total compensation is performance-based and at-risk; and

•	the relative importance, in any given year, of the long and short-term performance goals of the Company.

The Committee has complete discretion in determining the amount of any annual bonus awarded to an NEO. However, to aid it in exercising that discretion, the Committee allocates the potential annual bonus award for our NEOs between Company-level and personal objectives, as well as retaining a discretionary factor. Company-level objectives focus on targeted consolidated net income and personal objectives are tailored for each NEO. These performance objectives for annual bonuses are developed through an iterative process. Based on a review of business plans, management develops preliminary recommendations for Committee review. The Committee reviews management’s preliminary recommendations and establishes guideposts and ranges. These guideposts assist the Committee in determining actual bonus awards and create incentives for NEO performance. The Committee strives to ensure that the objectives are consistent with the strategic goals set by the Board, that the goals set are sufficiently ambitious, within defined risk parameters, so as to provide a meaningful incentive and that annual bonus payments, assuming target levels of performance are attained, will be consistent with the overall NEO compensation program established by the Committee.

The final determination of an NEO’s actual bonus payment is based on the Committee’s evaluation of Company and individual performance metrics, including consolidated net income, personal objectives, and discretionary factors. As in years past, the final determination of the Committee could result in no bonus being paid or a bonus in an amount more than the high bonus opportunity or less than the low bonus opportunity, regardless of actual performance.

For 2011, target annual bonuses were allocated across the Company-level objective, personal objectives and the discretionary component as follows, expressed as a percentage of each NEO’s base salary:

	Company Level Objective	Personal Objectives	Discretionary Component	Total Eligible Annual Bonus at Target as a Percentage of Base Salary
Edward J. Wehmer	49.00%	17.50%	3.50%	70.00%
David A. Dykstra	45.50%	16.25%	3.25%	65.00%
Richard B. Murphy	45.50%	16.25%	3.25%	65.00%
David L. Stoehr	42.00%	15.00%	3.00%	60.00%
Lisa J. Pattis	42.00%	15.00%	3.00%	60.00%

The Company-level objective for 2011 was to achieve consolidated net income of $103.8 million for 2011. Our NEOs were provided with the following framework for the guidelines the Committee would utilize in determining the high, target, low, or threshold portion of the annual bonus award opportunity allocated to the Company-level objective:

Wintrust 2011 Consolidated Net Income	Performance-Weighting of Company-Level Annual Bonus Award
Greater than $124.6 million	High
$103.8 million to $124.6 million	Target
$77.9 million to $103.8 million	Low
$62.3 million to $77.9 million	Threshold

The Company’s consolidated net income for the year ended December 31, 2011 was $77.6 million. Accordingly, each of our NEOs was with the threshold range of the Company-level objective.

In determining the actual annual bonus for each NEO associated with the achievement of Company-level objectives, the Committee considered a number of factors, including the:

•	Company’s achievement of 75% of the consolidated net income objective despite a difficult banking environment;

•	growth in the Company’s total assets, net interest margin and tangible book value per share;

•	successful completion and integration of four bank acquisitions, including three purchased through assisted transactions with the FDIC; and

•	Company’s comparatively low levels of charge-offs despite the failure of overall level of charge-offs in the real estate and commercial banking markets to normalize.

In weighing these achievements, the Committee focused on the percentage of the Company’s targeted net income achieved and determined to pay out the portion of annual bonuses associated with Company-level results at 75% of the target level due to the achievement of 75% of the consolidated net income objective.

Each of our NEOs was eligible to earn a portion of his or her target annual bonus award based on satisfaction of certain personal objectives. Mr. Wehmer’s and Mr. Dykstra’s personal objectives included: increasing core earnings through planned, profitable growth; continuing to identify and acquire strategic dislocated assets, asset generation platforms and bank acquisitions to compliment the Company’s strategy; repayment of TARP funds; and the formalization and expansion of training programs. Mr. Murphy’s personal objectives included: working with acquired banks to establish strong credit cultures; improving asset quality and operating performance; and enhancing the loan approval process. Mr. Stoehr’s personal objectives included: enhancing budgeting forecasting systems; further improvement of reporting systems; and maximizing use of capital. Ms. Pattis’ personal objectives included: developing internal legal processes; reducing legal risk; and improving efficiency of acquiring banks and capital transactions.

For the portion of the annual bonus based on personal objectives, the Committee determined that Mr. Wehmer and Mr. Dykstra were each eligible to receive 60% of their respective personal objective opportunities, Mr. Murphy was eligible to receive 83% of his personal objective opportunity and Mr. Stoehr and Ms. Pattis were eligible to receive 80% of their respective personal objective opportunity. For the approximately 3% target annual bonus award allocated to discretionary factors, the Committee determined that each of the NEOs were eligible to receive 80% of their discretionary opportunities.

Once the Committee analyzed each component of the annual bonus award opportunity, the Committee considered the overall level of award in light of:

•	the Committee’s overall compensation objectives;

•	the Committee’s framework for portions of overall compensation;

•	the Company’s performance relative to peers; and

•	the recommendations of Mr. Wehmer (other than for Mr. Wehmer and Mr. Murphy).

Based on this analysis, the Committee exercised its final discretion, made adjustments as the Committee deemed appropriate, and made a final determination of the annual bonus award for each NEO. The following table sets forth the total eligible annual bonus amounts at target and annual bonuses actually paid to each of our NEOs.

Named Executive Officer	Total Eligible Annual Bonus at Target	Total Annual Bonus Paid (1)
Edward J. Wehmer	$700,000	$600,000
David A. Dykstra	487,500	400,000
Richard B. Murphy	292,500	240,000
David L. Stoehr	234,000	165,000
Lisa J. Pattis (2)	85,000	70,000

(1)	Annual bonuses for each of the NEOs were awarded in January, 2012 and consisted of 78% cash and 22% RSUs.
(2)	Ms. Pattis was hired on August 30, 2011 and was eligible for and paid a pro-rata portion of her annual bonus.

Long-Term Incentive Compensation. As described above, the Committee believes that a substantial portion of each NEO’s compensation should be in the form of long-term incentive compensation in order to further align the interests of our NEOs and shareholders and, as discussed earlier in this Compensation Discussion & Analysis, the Committee targets long-term incentive compensation at 30% of total compensation for Mr. Wehmer, 25% of total compensation for Mr. Dykstra and Mr. Murphy and 20% of total compensation for Mr. Stoehr and Ms. Pattis.

In 2011, the Committee implemented a long-term incentive program based on a framework developed with the assistance of its compensation consultant, Deloitte. The LTIP is designed to:

•	provide a competitive compensation opportunity;

•	align the interests of management with the interests of shareholders;

•	foster retention;

•	allow the Company to compete effectively for talent;

•	incorporate leading practices;

•	be simple to understand;

•	provide transparency;

•	support the Company’s long-term strategy and growth objectives;

•	align management’s long-term compensation with achievement of business goals;

•	link pay and performance;

•	create a long-term focus based on sustainable results;

•	create stock ownership; and

•	provide cost-effective incentives.

The Committee administers the LTIP and can determine on an annual basis the mix of awards included in the annual grant. Performance-based awards under the LTIP are contingent upon the achievement of pre-established long-term goals set in advance by the Committee over a multi-year period, with overlapping performance cycles at the beginning of each calendar year. Performance-based awards are earned only at the end of the performance period based on the Company’s performance against pre-established goals certified by the Committee, subject to negative discretion adjustments.

The 2011 LTIP awards consist of annual grants of time-vested stock options and performance-based restricted stock and restricted unit awards. The 2011 LTIP performance cycle began on August 3, 2011 and runs through December 31, 2013. For this performance cycle, the Committee determined to use a mix of awards comprised of 50% performance-based cash awards, 25% performance-based restricted stock awards and 25% time-vested stock options. The Compensation Committee determined for the first performance cycle to include asset growth, return on average assets and tangible book value as performance measures. These performance measures, which were weighted equally, were deemed by the Compensation Committee to be challenging given the economic environment when the measures were set. The 2011 LTIP awards for each of the NEOs is set forth in the tables below. Because Ms. Pattis began employment with the Company in August 2011, she was not eligible to participate in the 2011 LTIP although she did receive an initial equity grant of stock options and restricted stock, as noted in the 2011 Grants of Plan-Based Awards Table.

Stock Option Awards.

The number of shares of Company common stock subject to options granted to the Company’s named executive officers under the 2011 LTIP is set forth below. The exercise price for each stock option award was $33.28 per share and the options vest in one-third annual increments beginning on December 31, 2011.

Name	Number of shares subject to stock option awards
Edward J. Wehmer	12,555
David A. Dykstra	7,651
Richard B. Murphy	4,590
David L. Stoehr	3,060

Performance-Based Restricted Stock Awards and Restricted Unit Awards.

The performance-based restricted stock awards and restricted unit awards will each be measured at the end of a performance period ending December 31, 2013. The number of shares issuable under the performance-based restricted stock awards and the amount of cash payable pursuant to the performance-based restricted unit awards will be determined by the Compensation Committee based on Company’s performance compared to pre-established performance goals relating to net assets, return on average assets and tangible book value. The threshold, target and maximum award opportunities for each named executive officer for the performance-based restricted stock and restricted unit awards is set forth in the following two tables:

Performance-Based Restricted Stock Awards

Name	Number of restricted shares— Maximum Performance	Number of restricted shares —Target Performance	Number of restricted shares —Threshold Performance
Edward J. Wehmer	12,019	6,010	3,005
David A. Dykstra	7,324	3,662	1,831
Richard B. Murphy	4,395	2,197	1,099
David L. Stoehr	2,930	1,465	732
Lisa J. Pattis	—	—	—

Performance-Based Restricted Unit Awards

Name	Amount payable under restricted unit awards— Maximum Performance	Amount payable under restricted unit awards— Target Performance	Amount payable under restricted unit awards— Threshold Performance
Edward J. Wehmer	$800,000	$400,000	$200,000
David A. Dykstra	487,500	243,750	121,875
Richard B. Murphy	292,500	146,250	73,125
David L. Stoehr	195,000	97,500	48,750
Lisa J. Pattis	—	—	—

In January, 2012 the Committee initiated a second performance cycle under the LTIP, for the period from January 1, 2012 through December 31, 2014.

Cash Incentive and Retention Plan. The Company has previously included cash awards under the Company’s Cash Incentive and Retention Plan (“CIRP”) as an element of the Company’s long-term incentive compensation program. The CIRP allows the Company to provide equity-like cash compensation to our NEOs and other senior executives. Awards under the CIRP may be earned pursuant to the achievement of performance criteria established by the Committee and/or continued employment. The performance criteria established by the Committee must relate to one or more of the criteria specified in the Plan, which include: earnings, earnings growth, revenues, stock price, return on assets, return on equity, improvement of financial ratings, achievement of balance sheet or income statement objectives and expenses. These criteria may relate to the Company, a particular line of business or a specific subsidiary of the Company.

In 2011, as a part of Ms. Pattis’ new hire compensation package, the Company granted Ms. Pattis a CIRP award with a maximum payout opportunity equal to $300,000, with payout determined based on achievement of cumulative earnings per share over the five-year performance cycle. The performance objectives were deemed to be achievable at the time of grant with sound management performance. As noted above, in 2011, long-term incentive compensation was primarily delivered through the Company’s LTIP and, accordingly, none of the other named executive officers received 2011 CIRP awards.

Perquisites and Other Benefits. Our NEOs receive various perquisites provided by or paid for by us that we believe are reasonable, competitive and consistent with the Company’s overall compensation philosophy. In 2011, these perquisites included: car allowances or Company-owned automobiles, club dues, life insurance and supplemental long-term disability. Our NEOs were also eligible for a 401(k) employer match on the same terms as all other employees of the Company.

The Committee reviews the perquisites provided to its NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing a compensation program for NEOs that maximize the interests of our shareholders. Attributed costs of the personal benefits described above for the NEOs for the fiscal year ended December 31, 2011 are included in column (i) of the “2011 Summary Compensation Table” below.

New Hire Compensation Package for Ms. Pattis

As noted earlier, Ms. Pattis commenced employment with the Company during 2011. The terms of Ms. Pattis’ initial compensation package, including her annual base salary, sign-on bonus, CIRP award and initial equity grants, were determined at the time she joined the Company based on negotiations between Ms. Pattis and the Company, the Company’s historical compensation practices with respect to similarly situated executives officers and the Compensation Committee’s general assessment of the competitive market.

Post-Termination Compensation

We have entered into employment agreements with each of our NEOs that provide for post-termination compensation. These agreements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Termination,” as these terms are defined in the employment agreements. Additionally, the employment agreements provide for the payment of enhanced severance benefits if the NEO’s employment is terminated within eighteen months of a “Change-in-Control” (as defined in the agreements) of the Company. Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 30, 2011, is found under the heading “Potential Payments upon Termination or Change of Control” on page 57 of this Proxy Statement.

The Committee believes that these employment arrangements are an important part of overall compensation for our NEOs and will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change of control. These agreements also contain restrictive covenants, including non-compete and non-solicitation provisions, which protect the Company’s interests in its client and employee relationships. The Committee also believes that these agreements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Additional Compensation Policies

Clawback Policy. As a result of our prior participation in TARP, the Company adopted a clawback policy which provided for the recovery of any bonus, retention award, or incentive compensation based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.

In December 2010, we adopted a revised clawback policy applicable to our executive officers that became effective upon our repayment of the Department of the Treasury’s preferred stock investment in the Company. The revised policy provides that the Company may recover any payment made to a then current executive officer, or an individual who became a former executive officer following the adoption of such policy, if the payment was predicated upon achieving certain financial results that were subsequently the subject of a material negative restatement caused by the intentional misconduct of the executive officer. In such event the Company may recover the amount by which any annual or long-term payments or awards made or granted exceeded what would have been awarded or granted based on restated financials. In addition, the Company may recover any profits realized on the sales of securities received by such executive officer pursuant to such awards.

In addition, the clawback provision of the Sarbanes-Oxley Act of 2002, which provides that if the Company is required to restate its financials as a result of misconduct, requires Mr. Wehmer and Mr. Stoehr to reimburse the Company for bonuses or other incentive-based or equity-based compensation and profits realized in the 12 months after the financial information was first publicly issued or filed with the SEC.

Impact of Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the certain “covered employees.” The “covered employees” generally consist of a company’s Chief Executive Officer and the other NEOs (other than the Chief Financial Officer). This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. The Committee structures compensation to take advantage of this exemption under Section 162(m) to the extent practicable, while satisfying the Company’s compensation policies and objectives. Because the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances.

Policy Regarding Excessive or Luxury Expenditures. As required by TARP, our Board adopted a policy designed to eliminate or prevent any excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. Despite repayment of TARP and our exit from the CPP, the Company has determined to continue this policy. A copy of this policy is available on our website, www.wintrust.com.

Tax Gross-Up Provisions. Effective May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change of control.

Shareholder Say on Pay Vote. During its compensation review process, the Committee considers whether the Company’s executive compensation and benefits program are in line with the interests of the Company’s shareholders. In that respect, the Compensation Committee considered the approval by approximately 96% of the votes cast for the Company’s “say on pay” proposal at the Company’s prior annual meeting of shareholders and determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to such vote.

Practices Regarding the Grant of Options. The Company has followed a practice of making a majority of all option grants to its NEOs on a single date each year and intends to have a practice of generally making all option grants to its NEOs at its regularly scheduled meeting in January. The January meeting date has historically occurred within two weeks following the issuance of the news release reporting our earnings for the previous fiscal year. The Committee believes that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. During 2011, the Committee commenced the LTIP with a grant in August. This was a one-time, off cycle grant made in August due to the timing of the implementation of the LTIP. The Company does not otherwise have any program, plan or practice to time annual option grants to its executives in coordination with the release of material non-public information.

The Committee retains the discretion to make additional awards to NEOs at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise. We refer to such grants as “ad hoc” awards. The Company does not have any program, plan or practice to time ad hoc awards in coordination with the release of material non-public information.

Prohibition on Hedging and Short Selling. The Company’s executive officers and Directors are prohibited from engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.

Stock Ownership Policy. We strongly encourage our NEOs to acquire and own our common shares. In order to strengthen the alignment of interests between our executive officers and shareholders and further promote our commitment to sound corporate governance, in January 2011 we adopted significant stock ownership guidelines for our executive officers.

Under the stock ownership guidelines, our Chief Executive Officer and other NEOs are expected to accumulate shares of our Common Stock to meet the applicable ownership level within five years of the later of January 27, 2011 or their election or appointment (the “Measurement Date”). For purposes of the guidelines, “shares” include shares owned by the executive or the executive’s immediate family members residing in the same household, including shares held in the Company’s 401(k) plan or employee stock purchase plan, shares held in trust for the benefit of the executive or the executive’s family, shares obtained through stock option exercise, and deferred shares, non-vested shares of restricted stock and restricted stock units granted under the 2007 Plan. The ownership guidelines are indicated in the following table.

Title	Guideline
Chief Executive Officer	6 times base salary
Chief Operating Officer and Chief Credit Officer	3 times base salary
Other Named Executive Officers	1 times base salary

The Committee will review an executive’s progress toward achieving the applicable guideline approximately two and one-half years before the executive’s Measurement Date. An executive’s progress toward the applicable ownership requirement is expected to be approximately 20% per year. If the Committee determines that an executive has not demonstrated sufficient progress toward compliance with the applicable guideline, it may take appropriate action. Our Chief Executive Officer currently owns in excess of the amount required under our stock ownership guidelines and each of our remaining NEOs either meets or is currently making progress as expected toward compliance with the applicable guideline.

Additional Factors Affecting Compensation

Former Participation in the U.S. Department of the Treasury’s Capital Purchase Program

In December 2008, we became a participant in TARP. Such participation ended in December 2010 upon our repayment of Treasury’s preferred stock investment. However, prior to repayment we were subject to certain compensation requirements under the EESA. The EESA imposed a number of restrictions that affected our five most highly-compensated senior executive officers, which were the same as our NEOs (other than Ms. Pattis who was hired during 2011), and certain of our next most highly compensated employees. These restrictions placed meaningful limitations on the total direct compensation of our NEOs, and the relative increases in NEO compensation over the three-year period discussed in this CD&A must take into account that 2009 and 2010 executive compensation was restricted due to our participation in TARP rather than as a result of implementation of our compensation philosophy and objectives or due to the independent decisions of our Compensation Committee. The restrictions included the following:

•

we could not pay any bonus, retention award or incentive compensation, other than restricted stock awards that did not account for more than one-third of an executive’s total annual compensation, to any of our NEOs or the ten next most highly-compensated employees;

•	we could not make any severance or change of control payments to any of our NEOs or any of the five next most highly-compensated employees, except for services performed and benefits accrued;

•	we had to structure executive compensation to exclude incentives for our NEOs to take unnecessary and excessive risks that threatened the value of the Company;

•	we had to limit the size of any deduction for compensation expenses that we claimed under Section 162(m) of the Internal Revenue Code to $500,000 annually per NEO;

•	we were prohibited from making tax gross-up payments to our NEOs and our next twenty most highly compensated employees, except for payments made pursuant to tax equalization agreements; and

•

we were required to maintain a policy requiring us to recover any bonus or incentive compensation paid to our NEOs or next twenty most highly compensated employees based on statements of earnings, gains or other performance criteria that were later proven to be materially inaccurate, which we refer to as a clawback policy.

Economic Uncertainty

The economic downturn and its effects on the Company and the financial system will make it difficult for the Committee to set appropriate Company and individual performance criteria for compensation purposes. Additionally, continued economic volatility, and its effects on our Company’s stock price, may cause the value of stock options and RSUs that we have awarded to our NEOs to fall below levels that the Committee deems necessary to provide appropriate performance and retention incentives for such officers. Accordingly, the Committee will continue to exercise discretion in determining compensation for our NEOs to ensure that we continue to meet our compensation philosophies and objectives.

2011 Summary Compensation Table

The following table summarizes compensation awarded to, earned by or paid to our NEOs for 2011, 2010 and 2009. The section of this Proxy Statement entitled “Compensation Discussion & Analysis” describes in greater detail the information reported in this table and the objectives and factors considered in setting NEO compensation.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)		Stock Awards ($)(1)(2) (e)	Option Awards ($)(3) (f)	Non- Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Edward J. Wehmer President & Chief Executive Officer	2011	1,000,000	468,000		838,314	200,000	43,323	—	30,929	2,580,566
	2010	1,000,000	520,000		849,976	—	43,172	—	26,763	2,439,911
	2009	900,000	—		50,000	—	43,236	—	26,946	1,020,182

David A. Dykstra Senior Executive Vice President & Chief Operating Officer	2011	750,000	312,000		553,095	121,875	—	—	27,273	1,764,243
	2010	750,000	375,000		649,989	—	—	—	27,008	1,801,997
	2009	675,000	—		37,500	—	—	—	24,177	736,677

Richard B. Murphy Executive Vice President & Chief Credit Officer	2011	450,000	187,200		323,113	73,125	—	—	13,780	1,047,218
	2010	450,000	225,000		224,979	—	—	—	12,693	912,672
	2009	413,750	—		—	—	—	—	11,174	424,924

David L. Stoehr Executive Vice President & Chief Financial Officer	2011	388,333	128,700		98,721	48,750	—	—	9,552	674,056
	2010	368,750	135,000		164,982	—	—	—	13,115	681,847
	2009	315,000	—		—	—	—	—	11,798	326,798

Lisa J. Pattis (6) Executive Vice President, General Counsel & Secretary	2011	144,936	179,600	(7)	232,463	142,431	—	—	4,090	703,520
	2010	—	—		—	—	—	—	—	—
	2009	—	—		—	—	—	—	—	—

(1)	The amounts shown in these columns for 2011 include annual bonus awards made in restricted stock in January 2011 with respect to 2010 performance as well as cash annual bonus awards made in January 2012 with respect to 2011 performance. The amounts shown in these columns for 2010 include annual bonus awards made in restricted stock in January 2010 with respect to 2009 performance. As required by TARP, all 2009 annual bonuses for NEOs were paid exclusively in restricted stock. Because such payments were made in January 2010 pursuant to Section 111(b)(3)(D) of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), they appear in the Summary Compensation Table attributed to 2010 in the Stock Awards column. Amounts shown in the following table reflect cash and restricted stock annual bonus awards made to our NEOs for 2009 and 2010 performance, attributed to the year in which such annual bonus awards were earned rather than when such annual bonus awards were made.
(2)

The amounts shown in this column constitute salary share stock units granted in connection with TARP, the portion of the 2010 bonus granted in 2011 in the form of restricted stock units and performance-based stock awards granted under the Company’s Long-term Incentive Program (“LTIP”). All awards were granted under the 2007 Plan. The RSUs, salary share stock units and performance-based stock awards are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”) and, in the case of the performance-based stock awards, are reported based on the probable achievement of the performance-based vesting conditions. If the highest achievement level is attained for the performance-based stock awards, the maximum amounts that will be received with respect to the these awards are as follows: Mr. Wehmer, $400,000; Mr. Dykstra, $243,750; Mr. Murphy, $146,250; and Mr. Stoehr, $97,500. The aggregate grant date fair value of the equity awards represents the average of the high and low sale prices of the Company’s Common Stock on the date of grant, as reported by NASDAQ, multiplied by the number of RSUs or salary share stock units granted to the NEOs, or, in the case of the performance-based stock awards, the target level of the award.

Named Executive Officer	Year	Salary Share Stock ($)	RSUs ($)	LTIP Performance Stock Awards ($)	Total Stock Awards ($)
Edward J. Wehmer	2011	8,333	629,981	200,000	838,314
	2010	100,000	749,976	—	849,976
	2009	50,000	—	—	50,000
David A. Dykstra	2011	6,250	424,970	121,875	553,095
	2010	75,000	574,989	—	649,989
	2009	37,500	—	—	37,500
Richard B. Murphy	2011	—	249,988	73,125	323,113
	2010	—	224,979	—	224,979
	2009	—	—	—	—
David L. Stoehr	2011	—	49,971	48,750	98,721
	2010	—	164,982	—	164,982
	2009	—	—	—	—
Lisa J. Pattis	2011	—	232,463	—	232,463
	2010	—	—	—	—
	2009	—	—	—	—

(3)	The amounts shown in this column constitute options granted under the 2007 Plan. Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during such fiscal year. The accounting policy and assumptions for stock-based compensation are described in Notes 1 and 19 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.
(4)	The amounts shown represent awards under the CIRP which have fully vested but payment has been deferred.
(5)	Amounts in this column include the value of the following perquisites paid to the NEOs in 2011. Perquisites are valued at actual amounts paid to each provider of such perquisites.

Named Executive Officer	Corporate Automobile Usage ($)	Club Memberships Not Exclusively For Business Use ($)	Life Insurance Premiums ($)	Supplemental Long-Term Disability ($)	401(k) Plan Matching Contribution ($)	Total $
Edward J. Wehmer	8,861	8,696	8,270	1,102	4,000	30,929
David A. Dykstra	18,610	—	4,663	—	4,000	27,273
Richard B. Murphy	2,849	2,143	4,788	—	4,000	13,780
David L. Stoehr	1,856	—	3,696	—	4,000	9,552
Lisa J. Pattis	4,000	—	90	—	—	4,090

(6)	Ms. Pattis commenced employment with the Company on August 30, 2011.
(7)	The amount shown consists of (i) a $125,000 employment inducement award paid to Ms. Pattis upon her hire and (ii) the portion of Ms. Pattis’ 2011 annual bonus paid in cash.

2011 Grants of Plan-Based Awards Table

Name (a)	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#) (j)	All Other Option Awards: Number of Securities Underlying Options (3) (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards ($/Sh) (4) (m)
		Approval Date (c)	Threshold ($) (d)		Target ($) (e)		Maximum ($) (f)		Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
Edward J. Wehmer	1/15/11	8/14/09	—		—		—		—	—	—	129	—	—	4,167
	1/27/11	1/27/11	—		—		—		—	—	—	18,797	—	—	629,981
	1/31/11	8/14/09	—		—		—		—	—	—	126	—	—	4,166
	8/03/11	8/03/11	—		—		—		—	—	—	—	12,555	33.28	200,000
	8/03/11	8/03/11	200,000		400,000	(5)	800,000	(5)	—	—	—	—	—	—	—
	8/03/11	8/03/11	—		—		—		3,005	6,010	12,019	—	—	—	200,000

David A. Dykstra	1/15/11	8/14/09	—		—		—		—	—	—	96	—	—	3,125
	1/27/11	1/27/11	—		—		—		—	—	—	12,680	—	—	424,970
	1/31/11	8/14/09	—		—		—		—	—	—	95	—	—	3,125
	8/03/11	8/03/11	—		—		—		—	—	—	—	7,651	33.28	121,875
	8/03/11	8/03/11	121,875		243,750	(5)	487,500	(5)	—	—	—	—	—	—	—
	8/03/11	8/03/11	—		—		—		1,831	3,662	7,324	—	—	—	121,875

Richard B. Murphy	1/27/11	1/27/11	—		—		—		—	—	—	7,459	—	—	249,988
	8/03/11	8/03/11	—		—		—		—	—	—	—	4,590	33.28	73,125
	8/03/11	8/03/11	73,125		146,250	(5)	292,500	(5)	—	—	—	—	—	—	—
	8/03/11	8/03/11	—		—		—		1,099	2,197	4,395	—	—	—	73,125

David L. Stoehr	1/27/11	1/27/11	—		—		—		—	—	—	1,491	—	—	49,971
	8/03/11	8/03/11	—		—		—		—	—	—	—	3,060	33.28	48,750
	8/03/11	8/03/11	48,750		97,500	(5)	195,000	(5)	—	—	—	—	—	—	—
	8/03/11	8/03/11	—		—		—		732	1,465	2,930	—	—	—	48,750

Lisa J. Pattis	8/30/11	8/30/11	—		—		—		—	—	—	—	10,000	30.995	142,431
	8/30/11	8/30/11	—		—		—		—	—	—	7,500	—	—	232,463
	8/30/11	8/30/11	125,000	(6)	—	(6)	300,000	(6)	—	—	—	—	—	—	—

(1)	The amounts in this column represent restricted stock unit awards that will be earned at the end of the performance period ending December 31, 2013 based on the Company’s achievement of performance objectives relating to the Company’s return on average assets, annual growth rate in assets and growth rate in tangible book value per share, with each goal weighted equally. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.

(2)	The amounts shown in this column constitute RSUs or salary share stock units granted under the 2007 Plan. The amounts relate to (a) salary share stock units granted for Mr. Wehmer and Mr. Dykstra in the amounts of $8,333 and $6,250, respectively, (b) the 2010 discretionary long-term incentive awards in the form of time vested RSUs to each NEO (other than Ms. Pattis) and (c) the new hire RSU award granted to Ms. Pattis in connection with the commencement of her employment. The RSUs reported in this column vest ratably over three years.
(3)	The amounts in this column represent option awards granted to the NEOs (other than Ms. Pattis) pursuant to the 2011 LTIP and granted under the 2007 Plan. One-third of the 2011 LTIP stock option awards made to each NEO will vest at December 31, 2011, one-third will vest at December 31, 2012 and one-third will vest at December 31, 2013. The stock options awarded to Ms. Pattis were granted in connection with the commencement of her employment and vest ratably over five years.
(4)	The amounts in this column are valued based on the grant date fair value of the award calculated in accordance with FASB ASC Topic 718 and, in the case of the performance awards, are based on the probable outcome of the applicable performance conditions. See Notes 2 and 3 to the 2011 Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.
(5)	The amounts in this column represent long-term cash awards that will be earned at the end of the performance period ending December 31, 2013 based on the Company’s achievement of performance objectives relating to the Company’s return on average assets, annual growth rate in assets and growth rate in tangible book value per share, with each goal weighted equally. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.
(6)	This amount represents the employment inducement award under the CIRP granted to Ms. Pattis upon her hire. The form of award made to Ms. Pattis under the CIRP does not provide for a target award but does contain a minimum and maximum payout as noted in the table. The award will vest at the end of the five-year performance period based on the Company’s attainment of performance goals relating to cumulative earnings per share.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

All equity awards made to our NEOs are made pursuant to our 2007 Plan. All options under the 2007 Plan were granted with an exercise price equal to the fair market value of our Common Stock on the date of grant. Fair market value is defined under the 2007 Plan to be the average of the highest and the lowest quoted selling prices on NASDAQ on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded on the date of grant. For days on which NASDAQ is closed, we set exercise prices based on the prior day’s stock price, we do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. While the incentive plans permit delegation of the Committee’s authority to grant options in certain circumstances, all grants to NEOs were made by the Committee itself or the full Board and not pursuant to delegated authority.

Each of our NEOs is subject to an employment agreement with the Company. The initial terms under the employment agreements of Messrs. Wehmer, Dykstra and Murphy expired in 2011, and the initial term of Mr. Stoehr’s employment agreement expired in 2009. However, each NEO’s agreement automatically renews for successive three-year terms, in the case of Messrs. Wehmer, Dykstra and Murphy, and one-year terms in the case of Mr. Stoehr, unless either the NEO or the Company provides notice of non-renewal at least 60 days prior to the expiration of the then-current term. The initial term under the employment agreement of Ms. Pattis continues until 2014, after which the agreement shall automatically renew for successive one-year terms, unless either Ms. Pattis or the Company provides notice of non-renewal at least 60 days prior to the expiration of the then-current term. However, if a Change of Control occurs, the then-current term of each NEO automatically extends for the greater of (i) the amount of time remaining on such NEO’s initial term or (ii) two years from the date of the Change of Control. If the term is extended due to a Change of Control, such extension will be further extended automatically for successive three-year terms, in the case of Messrs. Wehmer, Dykstra and Murphy, and one-year terms in the case of Mr. Stoehr and Ms. Pattis, unless either the NEO or the Company provides notice of non-renewal at least 60 days prior to the expiration of the then-current term.

2011 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information for each NEO with respect to (1) each stock option to purchase common shares that has not been exercised and remained outstanding at December 31, 2011 and (2) each award of RSUs that has not vested and remained outstanding at December 31, 2011.

	Options Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#)(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or units of Stock That Have Not Vested (#) (2) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Edward J. Wehmer	180,000	—	—	18.81	1/22/12	21,138	592,921	6,010	168,580
	50,000	—	—	45.46	12/22/13	18,797	527,256	—	—
	5,400	3,600	—	33.06	1/24/15	—	—	—	—
	4,185	8,370	—	33.28	8/3/18	—	—	—	—

David A. Dykstra	21,000	—	—	18.81	1/22/12	16,206	454,578	3,662	102,719
	15,000	—	—	45.46	12/22/13	12,680	355,674	—	—
	60,000	—	—	54.92	1/25/15	—	—	—	—
	4,800	3,200	—	33.06	1/24/15	—	—	—	—
	2,551	5,100	—	33.28	8/3/18	—	—	—	—

Richard B. Murphy	4,999	—	—	18.81	1/22/12	5,000	140,250	2,197	61,626
	42,000	—	—	43.20	10/30/13	6,341	177,865	—	—
	1,000	—	—	45.46	12/22/13	7,459	209,225	—	—
	3,900	2,600	—	33.06	1/24/15	—	—	—	—
	1,530	3,060	—	33.28	8/3/18	—	—	—	—

	Options Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#)(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or units of Stock That Have Not Vested (#) (2) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
David L. Stoehr	12,750	—	—	18.81	1/22/12	4,650	130,433	1,465	41,093
	10,000	—	—	30.57	10/24/12	1,491	41,823	—	—
	1,000	—	—	45.46	12/22/13	—	—	—	—
	1,020	2,040	—	33.28	8/3/18	—	—	—	—

Lisa J. Pattis	—	10,000	—	31.00	8/30/18	7,500	210,375	—	—

(1)	The following table provides information with respect to the vesting of each NEO’s outstanding options:

Name	Award Type	1/24/12	8/30/12	12/31/12	1/4/13	1/24/13	8/30/13	12/31/13	8/30/14	8/30/15	8/30/16
Edward J. Wehmer	Stock Options	1,800	—	4,185	—	1,800	—	4,185	—	—	—
David A. Dykstra	Stock Options	1,600	—	2,551	—	1,600	—	2,549	—	—	—
Richard B. Murphy	Stock Options	1,300	—	1,530	—	1,300	—	1,530	—	—	—
David L. Stoehr	Stock Options	—	—	1,020	—	—	—	1,020	—	—	—
Lisa J. Pattis	Stock Options	—	2,000	—	—	—	2,000	—	2,000	2,000	2,000
(2)	The following table provides information with respect to the vesting of each NEO’s outstanding shares of RSUs:

Name	Award Type	1/27/12	1/28/12	7/25/12	8/30/12	1/27/13	8/30/13	1/27/14	8/30/14
Edward J. Wehmer	Restricted Stock Units	6,266	21,138	—	—	6,266	—	6,265	—
David A. Dykstra	Restricted Stock Units	4,227	16,206	—	—	4,227	—	4,226	—
Richard B. Murphy	Restricted Stock Units	2,487	6,341	5,000	—	2,487	—	2,485	—
David L. Stoehr	Restricted Stock Units	497	4,650	—	—	497	—	497	—
Lisa J. Pattis	Restricted Stock Units	—	—	—	2,500	—	2,500	—	2,500
(3)	The amounts in this column represent restricted stock unit awards that will be earned at the end of the performance period ending December 31, 2013 based on the Company’s achievement of performance objectives at target level relating to the Company’s return on average assets, annual growth rate in assets and growth rate in tangible book value per share, with each goal weighted equally. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.

2011 Option Exercises and Stock Vested Table

The following table sets forth information for each NEO with respect to exercises of stock options and the vesting of stock awards during 2011, and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (1)(#) (d)	Value Realized on Vesting (2)($) (e)
Edward J. Wehmer	—	—	255	8,333
David A. Dykstra	—	—	191	6,250
Richard B. Murphy	—	—	5,000	172,550
David L. Stoehr	—	—	—	—
Lisa J. Pattis	—	—	—	—

(1)	Represents the vesting of RSUs under the Company’s 2007 Plan and the award of fully vested salary share stock units under the Company’s 2007 Plan.
(2)	The value realized on the vesting of RSUs and salary share stock units represents the average of the high and low market price of the Common Stock on the date of vesting, as reported by NASDAQ, multiplied by the number of RSUs or salary share stock units, as applicable, that vested.

2011 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)	(e)	(f)
Edward J. Wehmer	—	43,000	323	—	174,572	(1)
	—	—	(224,100)	—	1,262,250	(2)
	—	—	(24,900)	—	140,250	(2)

David A. Dykstra	—	—	(174,300)	—	981,750	(2)

Richard B. Murphy	—	—	—	—	—

David L. Stoehr	—	—	—	—	—

Lisa J. Pattis	—	—	—	—	—

(1)

This amount represent awards under the CIRP which have fully vested but payment has been deferred until the earlier to occur of the (i) expiration of the five-year performance period under the CIRP and (ii) termination of employment. Amounts deferred under the CIRP are credited with interest equal to 91-day Treasury Bill Rate. The amounts reported in the columns entitled “Registrant Contributions in Last Fiscal Year” and “Aggregate Earnings in Last Fiscal Year” are reported in the 2011 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(2)	These amounts represent RSU awards which have vested but are not issuable until the earlier to occur of (i) the executive’s termination of employment and (ii) the time at which the executive is no longer subject to the deduction limits under Section 162(m) of the Internal Revenue Code. The amounts reported in the column entitled “Aggregate Earnings in Last Fiscal Year” represent the change in the value of the shares subject to the RSU awards from December 31, 2010 to December 30, 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As noted under “Compensation Discussion & Analysis — Post-Termination Compensation” on page 47 of this Proxy Statement, we have entered into employment agreements with each of our NEOs that provide for payments in connection with such NEO’s termination, whether upon a change of control or otherwise. The benefits to be provided to the NEOs under the employment agreements in each of those situations are described below, including a summary of payments that would have been required had a termination taken place on December 30, 2011, the last business day of our most recent fiscal year.

Payments Made upon Termination

The employment agreements provide for payments of certain benefits, as described below, upon the termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Constructive Termination’ that are used in those agreements. For purposes of the employment agreements:

•

We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his or her position, committing an act of gross negligence or willful misconduct resulting in or potentially resulting in economic loss or damage to the Company’s reputation, conviction of a felony or other actions specified in the definition.

•

The NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described below) if we (i) materially reduce the NEO’s duties and responsibilities, or (ii) reduce the NEO’s adjusted total compensation (as defined in the agreements) to an amount less than (x) 75% of his or her adjusted total compensation for the prior 12 months or (y) 75% of his or her adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater. In addition, in the case of Messrs. Wehmer, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of the Company’s ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment agreements also include noncompete and nonsolicit provisions and confidentiality provisions that would apply for three years following the termination of employment.

Payment Obligations for Termination with Cause

If an NEO is terminated for Cause, he or she is entitled to receive amounts earned during the terms of employment. Such amounts include:

•	unpaid base salary through the date of termination;

•	accrued but unused vacation or paid leave;

•	earned but unpaid annual incentive compensation; and

•	reimbursements.

Payment Obligations Upon Death or Permanent Disability

In the event of death or permanent disability of an NEO, in addition to the items above:

•

Messrs. Wehmer, Dykstra, Murphy and Stoehr will be entitled to a payment equal to three times the sum of his base salary in effect at the time of his death or disability and the target cash and stock bonus awards to such NEO in the year of his death or disability, with such payments to be made, (i) in the case of death, in a lump sum within 30 days of the NEO’s death or (ii), in the case of permanent disability, ratably over 36 months, with any such payment benefit reduced by the proceeds from any life or disability insurance policies maintained by the Company; and

•	he will immediately vest in all outstanding awards under the Company’s incentive plans.

Additionally, in the event of termination due to permanent disability:

•

Messrs. Wehmer, Dykstra and Murphy will continue to receive health insurance, including for qualified dependents, either under the then current Company plan or under an independent policy having similar coverage to that maintained by the Company, until the earlier of (a) the date he becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer or (b) the date he becomes eligible for Medicare benefits; and

•

Mr. Stoehr will continue to receive health insurance, including for qualified dependents, under the then current Company plan until the end of the 36-month period over which the severance payments described in the first bullet point of this subsection are made.

Payment Obligations for Constructive Termination or Termination Without Cause

In the event of constructive termination or termination without cause of an NEO, such NEO is entitled to the items listed above under “Payment Obligations for Termination with Cause” and “Payment Obligations Upon Death or Permanent Disability,” except that:

•

the payment to Messrs. Wehmer, Dykstra, Murphy and Stoehr described in the first bullet point under “Payment Obligations Upon Death or Permanent Disability” will not be made in a lump sum, but rather be made ratably over the 36-month period;

•

Ms. Pattis will be entitled to a payment equal to three times the sum of her base salary in effect at the time of the termination of her employment and the annual incentive compensation award (not including any equity-based award or cash award with a vesting period of greater than one year) paid to Ms. Pattis during the 12-month period prior to the termination of her employment, with such payments to be made ratably over 36 months, with any such payment benefit reduced by the amount of any income earned by Ms. Pattis during such 36-month period; provided, however, that such amount paid to Ms. Pattis shall not be less than $8,333.34 per month;

•	outstanding option awards under the Company’s incentive plans will not immediately vest, but rather will remain exercisable until the earlier of (i) three months or (ii) the life of the award;

•

unvested RSU awards will immediately be forfeited, with the exception of Mr. Wehmer’s January 2011 award, Mr. Dykstra’s January 2011 award, Mr. Murphy’s July 2007 and January 2011 awards, Mr. Stoehr’s January 2011 award and Ms. Pattis’ August 2011 award, which fully vest;

•

Messrs. Wehmer, Dykstra and Murphy and their respective dependents will be entitled to continued health benefits until the earliest of (a) the date he becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion or (b) the date he becomes eligible for Medicare benefits; and

•

Mr. Stoehr, Ms. Pattis and their respective dependents will be entitled to continued health benefits until the earliest of (a) the date he or she becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion, (b) the expiration of the maximum coverage period under COBRA or (c) the date he or she becomes eligible for Medicare benefits.

Payment Obligations for Termination Without Cause or Constructive Termination Following a Change of Control

In the event of the constructive termination or termination without cause of an NEO within eighteen months of a change of control, which is defined below, such NEO shall be entitled to the same payments and items described above under “Payment Obligations for Constructive Termination or Termination Without Cause,” however, such payments shall be made in a lump sum within 30 days of such termination. Additionally:

•	Pursuant to our incentive plans, the NEO will be entitled to immediate vesting and lapsing of restrictions on all outstanding awards;

•

Messrs. Wehmer, Dykstra and Murphy will be entitled to an additional cash payment equal to an amount that would offset any excise taxes incurred by the NEO as a result of the receipt of any change of control payments and such offset payment, within 30 days of the determination that such excise tax is due; and

•

In the case of Mr. Stoehr and Ms. Pattis, such payment may be subject to reduction (any such payment a “Reduced Payment”) to the extent it would cause such NEO to receive an “excess parachute payment” (as defined in the Internal Revenue Code) unless the change of control payments, less the amount of any excise taxes payable by the NEO, is greater than the Reduced Payment.

On May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change of control. This policy does not apply to the employment agreements with Messrs. Wehmer, Dykstra and Murphy in effect at the time of adoption of such policy.

For purposes of a change of control, the NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described below) if we (i) materially reduce the NEO’s duties and responsibilities, (ii) reduce the NEO’s adjusted total compensation to an amount less than (x) 100% of his or her adjusted total compensation for the prior 12 months or (y) 100% of his or her adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater, or (iii) following the change of control, deliver notice to such NEO he or she will continue to be employed but his or her employment agreement will be rejected. In addition, in the case of Messrs. Wehmer, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of the Company’s ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity.

“Change of control” is defined in the NEOs’ employment agreements by reference to the 2007 Stock Incentive Plan, which defines change of control as any of the following events:

•

if any person acquires 50% or more of the Company’s outstanding Common Stock or of the combined voting power of the Company’s outstanding voting securities (other than securities acquired directly from the Company);

•	if the Company’s incumbent Directors (and director nominees approved by such Directors) cease to constitute a majority of the Board;

•

the consummation of a reorganization, merger or consolidation in which our shareholders immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the outstanding common stock or of the combined voting power of the corporation resulting from such transaction; or

•	the approval of our shareholders of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

Payment Obligations Under the Cash Incentive and Retention Plan

In 2008, the Company made awards under the CIRP to Mr. Wehmer, Mr. Dykstra and Mr. Murphy with respect to the 2008-2012 performance cycle. In 2011, the Company made an award under the CIRP to Ms. Pattis with respect to the 2011-2015 performance cycle. Under the terms of their awards, Mr. Wehmer, Mr. Dykstra, Mr. Murphy and Ms. Pattis are entitled to certain payments upon various termination scenarios and a change of control of the Company.

Under the terms of Mr. Wehmer’s CIRP award agreement, he is entitled to a prorated CIRP award in the event of termination of his employment during the performance cycle as a result of disability or death. The prorated award is determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which termination occurs multiplied by Mr. Wehmer’s vested percentage in the award. In the event of Mr. Wehmer’s termination not for cause, resignation from the Company or retirement, Mr. Wehmer is entitled to an amount equal to his minimum CIRP award. Mr. Wehmer’s minimum CIRP award is equal to Mr. Wehmer’s vested percentage of his target award multiplied by 100% plus the compound annual interest rate based on the 91-day Treasury bill rate for the period from January 1, 2008 through December 31, 2012, or if earlier, the date as of which the minimum CIRP award is being determined. In the event of Mr. Wehmer’s termination due to retirement, Mr. Wehmer is also entitled to an additional amount equal to the amount of the CIRP award that Mr. Wehmer would have earned at the end of the five-year performance cycle based on the Company’s actual performance multiplied by his vested percentage in the award. Mr. Wehmer is not entitled to any award under the CIRP in the event of his termination for cause. Mr. Wehmer’s CIRP award annually vests in 20% increments.

Under the terms of Mr. Dykstra’s, Mr. Murphy’s and Ms. Pattis’ CIRP award agreements, such NEO is entitled to a prorated CIRP award in the event of termination of his or her employment during the performance cycle as a result of disability, death, termination not for cause or resignation. The prorated award is determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which termination occurs multiplied by such NEO’s vested percentage in the award. In the event of Mr. Dykstra’s, Mr. Murphy’s or Ms. Pattis’ termination due to retirement, such NEO is entitled to a prorated award as well as an additional amount equal to the amount of the CIRP award that he or she would have earned at the end of the five-year performance cycle based on the Company’s actual performance multiplied by his vested percentage in the award. Such NEO is not entitled to any award under the CIRP in the event of his or her termination for cause. The CIRP awards for Mr. Dykstra, Mr. Murphy and Ms. Pattis annually vest in 20% increments.

In the event of a change of control of the Company, each of Mr. Wehmer, Mr. Dykstra, Mr. Murphy and Ms. Pattis are entitled to an award equal to an amount determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which the change of control occurs.

The table below shows potential payments to the NEOs if terminated upon death or permanent disability, for Constructive Termination or without Cause, in connection with a Change of Control and retirement. The amounts shown assume that termination was effective as of December 30, 2011, and are estimates of the amounts that would be paid to the executives upon termination. All equity awards have been calculated using the closing stock price of the Company’s Common Stock on December 30, 2011 of $28.05, as reported on NASDAQ. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

Name	Type of Payment	Death ($)	Permanent Disability ($)	Constructive Termination or Termination Without Cause ($)	Change in Control ($)	Retirement ($)
Edward J. Wehmer (1)	Cash Severance Benefit (2)	5,100,000	5,100,000	5,100,000	5,100,000	—
	Value of Unvested and Accelerated Equity(3)	1,149,242	1,149,242	527,256	1,190,419	1,149,242
	Value of Long-Term Cash Incentive Award(4)	247,124	247,124	178,158	389,365	247,124
	Benefit Continuation(5)	—	134,490	134,490	134,490	—
	Less Life Insurance Proceeds(6)	(2,700,000)	—	—	—	—
	Less Disability Insurance Proceeds(7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment(8)	—	—	—	1,913,409	—

	TOTAL	3,796,366	5,910,856	5,939,904	8,727,683	1,396,366

David A. Dykstra (1)	Cash Severance Benefit (2)	3,712,500	3,712,500	3,712,500	3,712,500	—
	Value of Unvested and Accelerated Equity(3)	827,962	827,962	355,674	853,052	—
	Value of Long-Term Cash Incentive Award(4)	42,026	42,026	—	101,563	—
	Benefit Continuation(5)	—	90,787	90,787	90,787	—
	Less Life Insurance Proceeds(6)	(2,700,000)	—	—	—	—
	Less Disability Insurance Proceeds(7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment(8)	—	—	—	1,393,484	—

	TOTAL	1,882,488	3,953,275	4,158,961	6,151,386	—

Richard B. Murphy (1)	Cash Severance Benefit (2)	2,227,500	2,227,500	2,227,500	2,227,500	—
	Value of Unvested and Accelerated Equity(3)	537,965	537,965	349,475	553,017	—
	Value of Long-Term Cash Incentive Award	25,216	25,216	—	60,938	—
	Benefit Continuation(5)	—	229,885	229,885	229,885	—
	Less Life Insurance Proceeds(6)	(2,700,000)	—	—	—	—
	Less Disability Insurance Proceeds(7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment(8)	—	—	—	975,446	—

	TOTAL	90,681	2,300,566	2,806,860	4,046,786	—

David L. Stoehr (1)	Cash Severance Benefit (2)	1,872,000	1,872,000	1,872,000	1,872,000	—
	Value of Unvested and Accelerated Equity(3)	179,340	179,340	41,823	189,377	—
	Value of Long-Term Cash Incentive Award(4)	16,810	16,810	—	40,625	—
	Benefit Continuation(5)	—	56,298	28,149	28,149	—
	Less Life Insurance Proceeds(6)	(1,725,000)	—	—	—	—
	Less Disability Insurance Proceeds(7)	—	(720,000)	—	—	—
	Scaleback Adjustment(9)	—	—	—	—	—

	TOTAL	343,150	1,404,448	1,941,972	2,130,151	—

Lisa J. Pattis (1)	Cash Severance Benefit (2)	—	—	1,275,000	1,275,000	—
	Value of Unvested and Accelerated Equity(3)	210,375	210,375	210,375	210,375	—
	Value of Long-Term Cash Incentive Award(4)	—	—	—	—	—
	Benefit Continuation(5)	—	—	17,483	17,483	—
	Less Life Insurance Proceeds(6)	—	—	—	—	—
	Less Disability Insurance Proceeds(7)	—	—	—	—	—
	Scaleback Adjustment(9)	—	—	—	—	—

	TOTAL	210,375	210,375	1,502,858	1,502,858	—

(1)	In the event of termination with cause, each NEO would only be entitled to earned but unpaid base salary through the termination date, accrued but unused vacation or paid leave, earned but unpaid annual incentive compensation and reimbursement of miscellaneous company incurred expenses. For each NEO, this amount was zero as of December 30, 2011.
(2)	Upon termination due to death or disability, with respect to each NEO other than Ms. Pattis, or due to termination without cause, constructive termination, or change of control, with respect to each NEO, such NEO is entitled to receive an amount equal to three times (3x) the sum of (i) the NEO’s base salary in effect at the time of termination plus (ii) an amount equal to the NEO’s target cash bonus and the NEO’s target stock bonus in the year in which the termination occurs.
(3)	In the event of a constructive termination or termination without cause, (i) outstanding stock option awards will not immediately vest but will remain exercisable until the earlier of three months or the life of the award, and (ii) outstanding RSUs will immediately be forfeited, with the exception of Mr. Wehmer’s January 2011 award, Mr. Dykstra’s January 2011 award, Mr. Murphy’s July 2007 and January 2011 awards, Mr. Stoehr’s January 2011 award and Ms. Pattis’ August 2011 award, which fully vest. In the event of death, permanent disability, or termination in connection with a change of control, all outstanding equity awards immediately vest, and in the event of death or permanent disability, each NEO’s August 2011 performance share unit awards will be payable in a pro-rata portion based on actual performance over the full performance period. The exercise price of all outstanding stock option awards held by each NEO exceeds the closing stock price of the Company’s Common Stock on December 30, 2011 of $28.05, as reported on NASDAQ; therefore, there was no value associated with the accelerated vesting of option awards as of December 30, 2011.
(4)	As Mr. Wehmer is early retirement eligible, he would also be entitled to an additional amount equal to the amount of the CIRP award that he would have received if he would have remained employed through the end of the performance period (December 31, 2012), if he remains retired from the industry. This additional amount is not included in the total value of his termination benefits.
(5)	We have assumed benefit continuation for Messrs. Wehmer, Dykstra and Murphy through the age of 65, the time at which the NEO will be eligible for Medicare. We have assumed benefit continuation for 18 months in the event termination in connection with a change of control, termination without cause or constructive termination for Mr. Stoehr and Ms. Pattis, per current COBRA guidelines, and for 36 months in the event of permanent disability for Mr. Stoehr.
(6)	In the event of termination in connection with death, the amount of benefits to be paid to Messrs. Wehmer, Dykstra, Murphy and Stoehr pursuant to his employment agreement shall be reduced by the amount of any life insurance benefit payments paid or payable to him from policies of insurance maintained and/or paid for by the Company; provided that in the event the life insurance benefits exceed the amount to be paid to him, he shall remain entitled to receive the excess life insurance payments.

(7)	In the event of termination in connection with permanent disability, the amount of benefits to be paid to Messrs. Wehmer, Dykstra, Murphy and Stoehr pursuant to his employment agreement shall be reduced by the amount of any long-term disability insurance benefit payments paid or payable to him during the payment period from policies of insurance maintained and/or paid for by the Company; provided that in the event the long-term disability insurance benefits exceed the amount to be paid to him, he shall remain entitled to receive the excess insurance payments.
(8)	In the event of a termination in connection with a change of control, Messrs. Wehmer, Dykstra and Murphy are entitled to an excise tax gross-up payment to be paid by the Company if the present value of the NEO’s parachute payments exceeds his safe harbor. Effective May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change of control.
(9)	The employment agreements for Mr. Stoehr and Ms. Pattis provide that in the event the potential payments would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, or any interest or penalties with respect to such excise tax, then the amount of the payout would be automatically reduced to an amount equal to $1.00 less than three times (3x) the “base amount” as defined in Section 280G(3) of the Internal Revenue Code (the “Reduced Payment”). The preceding sentence shall not apply if the sum of the amount of severance pay less the amount of excise tax payable by the NEO is greater than the Reduced Payment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion & Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s proxy statement, its Annual Report on Form 10-K and such other filings with the Securities and Exchange Commission as may be appropriate.

COMPENSATION COMMITTEE

ALBIN F. MOSCHNER (Chair)	JOSEPH F. DAMICO
BRUCE K. CROWTHER	CHARLES H. JAMES III

DIRECTOR COMPENSATION

The Company seeks to compensate its non-employee Directors in a manner that attracts and retains qualified candidates to serve on the Board and to compensate such Directors for their service on the Board in an amount that is commensurate with their role and involvement. In setting non-employee director compensation, the Nominating Committee and the Board consider the significant amount of time the Company’s Directors expend in fulfilling their duties as well as the skill level required. During its 2011 review of director compensation, the Nominating Committee commissioned an independent review by Deloitte, the Nominating Committee’s and Compensation Committee’s independent compensation consultant. As part of this review, Deloitte analyzed competitive compensation data for non-employee Directors from the Company’s peer group of 13 Midwestern and National U.S. publicly-traded banks, as well as 18 publicly-traded U.S. companies in general industry that have similar market capitalizations to the Company. Based on this review, the Nominating Committee recommended, and the Board approved, changes to the compensation of our non-employee Directors in order to further align with peer group practices and recognize relative responsibilities, evolving market practice and increased time non-employee Directors are required to commit to governance-related responsibilities. Such changes included an increase in the annual retainer paid to non-employee Directors and elimination of attendance fees for Board meetings other than for meetings in excess of six per year.

To strengthen the alignment of interests between Directors and shareholders, the Board has also increased its minimum stock ownership guideline for Directors. Directors were previously required to own Common Stock (or common stock equivalents) having a value of at least five times the annual retainer fee paid to Directors, which had been $30,000. In December 2011 the Board increased its minimum stock ownership guideline by requiring Directors to own Common Stock (or common stock equivalents) having a value of at least four times the annual fee paid to non-employee Directors, which was more than doubled to $75,000. This minimum stock ownership is required to be met within four years of joining the Board. In the event the annual retainer is increased, as it was in 2011, Directors will have four years to meet the new ownership guideline. Prior to the December 2011 increase, all of the Company’s Directors owned a number of shares which exceeded the then-current minimum stock ownership guideline, and each Director is on target to meet the new minimum stock ownership guideline in the prescribed time frame.

Compensation for Non-employee Directors

For their service to the Company, non-employee Directors are entitled to an annual retainer (the “Annual Retainer”), attendance fees for committee meetings and certain Board meetings, and a payment for service as a chairman of the Board or of certain committees (other than the Annual Retainer, “Other Director Fees”). Additionally, non-employee Directors who serve as a director of any of the Company’s subsidiaries are entitled to compensation for such service. Directors who are employees of the Company receive no additional compensation for their service on the Board of Directors.

Retainer Fees. In 2011 the Company increased the annual retainer fee paid to non-employee Directors to $75,000. The increase was attributable both to an increase related to market rates of pay and the elimination of Board meeting fees. As explained further below, this amount may be paid in cash or in shares of the Company’s Common Stock.

Board Meeting Attendance Fees. The Company does not pay an attendance fee for meetings of the Board; however, in the event the Company holds more than six Board meetings in one year, non-employee Directors will receive per meeting fees of $2,000 for in-person attendance, or $1,500 for telephonic attendance, for each such additional Board meeting the Director attends.

Committee Meeting Attendance Fees. In order to properly reward non-employee Directors who sit on committees for their efforts and contributions, non-employee Directors receive an attendance fee for service on a committee of the Board. Non-employee Directors receive $1,700 per committee meeting attended, except for Audit Committee members, who receive a $2,000 per meeting attendance fee.

Chairmanships. In order to properly reflect the differences in workloads resulting from certain positions on the Board, the Chair of the Risk Management Committee, the Chair of the Audit Committee, the Chair of the Compensation Committee, the Chair of the Nominating Committee and the Chair of the Finance Committee are also entitled to an additional fee of $35,000, $20,000, $10,000, $10,000 and $10,000, respectively. In 2011 the Company increased the fee paid to the Chairman of the Board to $60,000.

Subsidiary Directorships. Non-employee Directors who serve on the Boards of Directors of our Subsidiaries are entitled to compensation for such service. No independent member of the Company’s Board of Directors serves on more than one subsidiary board other than Messrs. Getz, Heitmann and Rademacher. See the description above under “Election of Directors” for additional biographical information.

Directors Deferred Fee and Stock Plan

The Director Plan is a program that allows non-employee Directors to receive their Director fees in either cash or Common Stock. Under the Director Plan, Directors may also choose to defer the receipt of the Annual Retainer delivered in the form of Common Stock or defer the receipt of Other Director Fee in the form of cash or Common Stock.

In April 2011, the Board of Directors amended the Director Plan to allow a Director to elect to receive his or her Annual Retainer fee and Other Director Fees in cash or in shares of the Company’s Common Stock. A Director will receive all fees in cash unless he or she elects to receive such fees in shares of the Company’s Common Stock. The number of shares of Common Stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Director Plan) of the Common Stock on the last trading day of the preceding quarter.

Under the Director Plan, a Director may elect to defer receipt of shares of Common Stock received as an Annual Retainer or as Other Director Fees. If a director elects to defer his or her receipt of fees paid in Common Stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of Common Stock to the Director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the Common Stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the Common Stock on the last trading day of the preceding quarter. Because Units represent a right to receive Common Stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the Common Stock, corresponding adjustments will be made to the Units. The Director will be a general unsecured creditor of the Company for purposes of the Common Stock to be paid in the future. The shares of Common Stock represented by the Units will be issued to the Director in accordance with the deferral election of the Director.

The Director Plan also permits deferral of Other Director Fees in cash. If a Director elects to defer receipt of Other Director Fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the Director cash in the future. The amount of the Director’s fees will be credited to a Director’s deferred compensation account as of the date such fees otherwise would be payable to the Director. All amounts in such account will accrue interest based on the

91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of the quarter. No funds will actually be set aside for payment to the Director and the Director will be a general unsecured creditor of the Company for the purposes of the amount in his or her deferred compensation account. The amount in the deferred compensation account will be paid to the Director in accordance with the deferral election of the Director.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2011.

(a) Name	(b) Fees Earned or Paid in Cash ($)(1)	(c) Stock Awards ($)(2)	(d) Option Awards ($)	(e) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(f) All Other Compensation ($)(3)	(g) Total ($)
Peter D. Crist	—	136,650	—	—	11,125	144,775
Bruce K. Crowther	—	80,100	—	—	13,610	93,710
Joseph F. Damico	44,800	30,000	—	—	—	74,800
Bert A. Getz, Jr.	—	66,300	—	—	19,879	86,179
H. Patrick Hackett, Jr.	56,550	30,000	—	—	22,172	108,722
Scott K. Heitmann	39,550	30,000	—	—	30,711	100,261
Charles H. James III	39,400	30,000	—	—	13,000	82,400
Albin F. Moschner	—	78,150	—	—	717	78,867
Thomas J. Neis	39,550	30,000	—	—	9,925	79,475
Christopher J. Perry(4)	—	75,000	—	—	921	75,921
Hollis W. Rademacher	66,400	30,000	—	—	123,000	219,400
Ingrid S. Stafford	56,300	30,000	—	—	25,281	111,581

(1)	Includes fees paid in cash for services as Directors of the Company.
(2)	Includes fees paid in stock, both distributed and deferred, for services as Directors of the Company. Includes shares as listed below for each of the directors, including the portion elected to be paid out in cash and the portion elected to be deferred: Crist (4,357 shares); Crowther (2,551 shares); Damico (954 shares); Getz (2,121 shares); Hackett (954 shares); Heitmann (954 shares); James (954 shares); Moschner (2,509 shares); Neis (954 shares); Perry (2,390 shares); Rademacher (954 shares) and Stafford (954 shares).
(3)	Includes fees paid in cash and stock, both paid out and deferred, for services as directors of the Company’s subsidiaries. Also includes dividends earned on fees deferred as described above.
(4)	Pursuant to Mr. Perry’s request, director fees payable to him are paid directly to CIVC Partners, LP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Common Stock as of the Record Date, with respect to (i) each Director and each NEO (as defined herein) of the Company; (ii) all Directors and executive officers of the Company as a group and (iii) significant shareholders known to the Company that beneficially own in excess of 5% of the Common Stock. Unless otherwise indicated, the listed person has sole voting and dispositive power. Except as indicated in the footnotes to the table below, the business address of the persons listed below is the address of our principal executive office, 727 North Bank Lane, Lake Forest, Illinois 60045.

	Amount of Common Shares Beneficially Owned (1)	Restricted Stock Units (1)		Options & Warrants Exercisable Within 60 Days (1)	Total Amount of Beneficial Ownership (1)	Total Percentage Ownership (1)
Directors
Peter D. Crist	77,262	—		—	77,262	*
Bruce K. Crowther	20,879	—		—	20,879	*
Joseph F. Damico	11,665	—		—	11,665	*
Bert A. Getz, Jr.	26,184	—		—	26,184	*
H. Patrick Hackett, Jr.	24,220	—		—	24,220	*
Scott K. Heitmann	13,606	—		—	13,606	*
Charles H. James III	5,155	—		—	5,155	*
Albin F. Moschner	43,024	—		—	43,024	*
Thomas J. Neis	16,519	—		—	16,519	*
Christopher J. Perry	35,750	—		—	35,750	*
Hollis W. Rademacher	95,094	—		—	95,094	*
Ingrid S. Stafford	16,084	—		—	16,084	*
Edward J. Wehmer (2)**	231,238	66,793	(4)	57,200	355,231	*
Director Nominee not currently serving
Sheila G. Talton	—	—		—	—	*
Other Named Executive Officers
David A. Dykstra	132,843	46,294	(4)	83,591	263,088	*
Richard B. Murphy	40,863	11,677	(4)	49,730	102,270	*
David L. Stoehr (3)	12,545	2,166	(4)	12,020	26,731	*
Lisa J. Pattis	—	7,997	(4)	—	7,997	*
Total Existing Directors & Executive Officers (25 persons)	970,320	158,485		292,052	1,420,857	3.87%
Total Continuing Directors, Director Nominee & Executive Officers (25 persons)	875,226	158,485		292,052	1,325,763	3.61%
Other Significant Shareholders
T. Rowe Price Associates, Inc. (5)	2,528,400				2,528,400	7.0%
The Vanguard Group, Inc. (6)	1,834,223				1,834,223	5.1%
BlackRock, Inc. (7)	2,724,896				2,724,896	7.58%
Dimensional Fund Advisors LP (8)	2,501,791				2,501,791	6.96%
Wellington Management Company, LLP (9)	3,557,523				3,557,523	9.9%
Invesco Ltd. (10)	2,127,553				2,127,553	5.9%
CIVC-WTFC LLC(11)	1,944,000				1,944,000	5.09%

*	Less than 1%
**	Mr. Wehmer is also an executive officer.
(1)	Beneficial ownership and percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.
(2)	Of the shares beneficially owned by Mr. Wehmer, 60,000 are pledged as security to a financial institution.
(3)	Of the shares beneficially owned by Mr. Stoehr, 4,744 are pledged as security to a financial institution.
(4)	Shares vest at various dates between 2012 and 2014, and are subject to forfeiture until such time as they vest.
(5)	Based on information obtained from Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 9, 2012. According to this report, Price Associates’ business address is 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole voting power with respect to 603,700 of these shares and T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 1,855,000 of these shares.
(6)	Based on information obtained from Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2012. According to this report, Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard has sole voting power with respect to 53,984 of these shares, sole dispositive power with respect to 1,780,239 of these shares and shared dispositive power with respect to 59,984 of these shares.

(7)	Based on information obtained from Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2012. According to this report, BlackRock, Inc.’s business address is 40 East 52nd Street, New York, New York 10022.
(8)	Based on information obtained from Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 14, 2012. According to this report, Dimensional’s business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has informed the Company that these securities are owned by various investment companies, commingled group trusts and separate accounts (the “Funds”). Dimensional serves as investment manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims that it is, in fact, the beneficial owner of such securities. Dimensional has sole voting power with respect to 2,448,711 of these shares and sole dispositive power with respect to 2,501,791 of these shares.
(9)	Based on information obtained from Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 14, 2012. According to this report, Wellington’s business address is 280 Congress Street, Boston, Massachusetts 02210. Wellington has shared voting power with respect to 3,487,613 of these shares and shared dispositive power with respect to 3,557,523 of these shares.
(10)	Based on information obtained from Schedule 13G filed by Invesco Ltd. (“Invesco”) with the SEC on February 14, 2012. According to this report, Invesco’s business address is 1555 Peachtree Street NE; Atlanta, GA 30309. Invesco Adviser’s Inc. has sole voting power with respect to 1,898,689 of these shares and Invesco PowerShares Capital Management has sole voting power with respect to 120,230 of these shares. Invesco Advisers, Inc. has sole dispositive power with respect to 1,994,823 of these shares, Invesco PowerShares Capital Management has sole dispositive power with respect to 120,230 of these shares, Invesco National Trust Company has sole dispositive power with respect to 8,500 of these shares and Stein Roe Investment Counsel, Inc. has sole dispositive power with respect to 4,000 of these shares.
(11)	CIVC Partners LLC owns 50,000 shares of our 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, which are convertible into shares of our Common Stock at $25.72 per share of Common Stock.

RELATED PARTY TRANSACTIONS

We or one or our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” The Audit Committee and the Nominating Committee are jointly responsible for the review and approval of each related party transaction exceeding $120,000. Such committees consider all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee and the Nominating Committee consider the following:

•	the size of the transaction and the amount of consideration payable to a related person;

•	the nature of the interest of the applicable executive officer, director or 5% shareholder in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•

whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

One of our directors, Christopher J. Perry, is a partner of CIVC Partners LLC, whose affiliate purchased all 50,000 shares of our 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (the “Series A Preferred”), for $50 million in August 2008. Shares of the Series A Preferred are convertible into shares of our Common Stock at $25.72 per share of Common Stock, subject to adjustment, and would represent approximately 5% of our outstanding Common Stock if converted on March 31, 2012.

Some of the executive officers and directors of the Company are, and have been during the preceding year, customers of the Company’s banking subsidiaries (the “Banks”), and some of the officers and directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Banks. Extensions of credit by the Company and its banking subsidiaries to “insiders” of the Company and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is the Company’s policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. As such customers, they have had transactions in the ordinary course of business of the Banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of requires the Company’s Directors and executive officers and any person who owns greater than 10% of the Company’s Common Stock to file reports of holdings and transactions in the Company’s Common Stock with the SEC.

Based solely on a review of the Section 16(a) reports furnished to us with respect to 2011 and written representations from our executive officers and Directors, we believe that all Section 16(a) filing requirements applicable to each covered person were satisfied during 2011, except that the Company was inadvertently late in the filing of:

•	A Form 3 for Mr. Larson when he was designated an executive officer;

•	A Form 4 for each of Ms. Gleason and Mr. Larson in connection with sales of shares to cover taxes on the vesting of restricted stock; and

•

A Form 4 for each of Mr. Bishop, Mr. Bowden, Mr. Burke, Mr. Crane, Mr. Dykstra, Ms. Gleason, Mr. Larson, Mr. Murphy, Mr. Stoehr, Mr. Wehmer and Mr. Zidar in connection with grants of stock options under the new LTIP.

PROPOSAL NO. 4 — APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED

AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF

AUTHORIZED SHARES OF COMMON STOCK

General

Our Amended and Restated Articles of Incorporation currently authorize 60,000,000 shares of Common Stock. At the Annual Meeting, we are requesting that shareholders approve a proposal to amend our Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue by 40,000,000 shares, from 60,000,000 to 100,000,000 (the “Charter Amendment”). The Board of Directors adopted the amendment on April 11, 2012, subject to shareholder approval.

As approved by the Board, subject to shareholder approval, the first paragraph of Paragraph 1 of ARTICLE FOUR of the Company’s Amended and Restated Articles of Incorporation would be amended to read as follows:

Authorized Shares, Issued Shares and Consideration Received. The class, number of shares, and the par value, if any, of each class of stock which the Corporation shall have authority to issue shall be as follows:

Class	Par Value per Share	Number of Authorized Shares
Common	no par value	100,000,000
Preferred	no par value	20,000,000

If the Charter Amendment is adopted, it will become effective upon the filing of an amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Illinois, which the Company expects to occur following shareholder approval of the Charter Amendment. If the Charter Amendment is not approved by our shareholders, no amendment with respect to an increase in the number of authorized shares of Common Stock will be filed with the Secretary of State of the State of Illinois and the proposal will not be implemented. We are not proposing to increase the number of authorized shares of preferred stock.

Purpose and Effect of the Charter Amendment

The Amended and Restated Articles of Incorporation currently authorize the issuance of up to 60,000,000 shares of Common Stock and 20,000,000 shares of preferred stock. As of the record date, the Company had:

(1)	36,312,155 shares of Common Stock outstanding;

(2)	1,944,000 shares of Common Stock reserved for the issuance upon conversion of the Company’s 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (the “Series A Preferred Stock”);

(3)	7,098,765 shares of Common Stock reserved for the issuance upon conversion of the Company’s 5.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C (the “Series C Preferred Stock”);

(4)	7,666,667 shares of Common Stock reserved for issuance pursuant to the Company’s 7.50% tangible equity units;

(5)	1,644,295 shares of Common Stock reserved for issuance upon the exercise of the Company’s warrants;

(6)	4,247,976 shares of Common Stock reserved for issuance under the Company’s 2007 Stock Incentive Plan; and

(7)	412,487 additional shares of Common Stock reserved for issuance to current or former directors, officers and employees under compensation and benefit plans.

Accordingly, only approximately 673,655 shares of Common Stock remain authorized, unissued and available for general corporate purposes. If Proposal No. 2 set forth in this proxy statement is approved by our shareholders, the Company will reserve an additional 300,000 shares for use in the ESPP and only 373,655 shares of Common Stock will remain authorized, unissued and available.

Much of the increase in the number of shares of Common Stock outstanding or reserved for issuance is attributable to our recent capital raising activities in recent years in order to support our growth initiatives, including:

•	a $50 million private placement of Series A Preferred Stock completed in August 2008, which is convertible into Common Stock at the option of the holder;

•	a private placement of warrants to purchase 1,643,295 shares of Common Stock to the U.S. Department of the Treasury, which were subsequently sold in a secondary underwritten public offering;

•	public offerings of 10,355,897 shares of Common Stock completed in March 2010 and December 2010 that raised, in the aggregate, net proceeds of approximately $315.1 million;

•	a public offering of tangible equity units completed in December 2010 that raised net proceeds of approximately $222.7 million; and

•	a public offering of Series C Preferred Stock completed in March 2012 that raised net proceeds of approximately $122.4 million.

The Board believes it is in the best interest of the Company to increase the number of authorized shares of Common Stock in order to give the Company greater flexibility in considering and planning for future corporate needs, including, but not limited to, financing transactions, such as public or private offerings of Common Stock or convertible securities, acquisitions or other strategic transactions, grants under equity compensation plans, as well as other general corporate transactions. The Board believes that additional authorized shares of Common Stock will enable the Company to take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special shareholders’ meeting (unless otherwise required by the Company’s Amended and Restated Articles of Incorporation, applicable law or the rules of NASDAQ). Our experience has shown that strategic opportunities can arise and develop rapidly, which requires us to be in a position to respond quickly. Approving an increase in the number of authorized shares at this time would avoid the delay and additional expense of obtaining shareholder approval to increase our authorized shares when corporate, capital raising or other opportunities arise. The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of Common Stock resulting from the proposed increase in authorized shares. The additional shares of Common Stock will be available for issuance by the Board for various future corporate needs, including those outlined above.

If the Charter Amendment is adopted and Proposal No. 2 is approved, approximately 40,373,655 shares of Common Stock would be authorized, unissued and available for future issuance. Such shares could be issued from time to time for any proper purpose without further action of the shareholders, except as required by the Company’s Amended and Restated Articles of Incorporation, applicable law or the rules of NASDAQ.

Each share of Common Stock authorized for issuance has the same rights and is identical in all respects with each other share of Common Stock. Newly authorized shares of Common Stock will not affect the rights, such as voting and liquidation rights, of the shares of Common Stock currently outstanding. Under Illinois law and the Company’s Amended and Restated Articles of Incorporation, shareholders do not have preemptive rights to purchase subsequently issued shares of Common Stock.

The ability of the Board to issue additional shares of Common Stock without additional shareholder approval may be deemed to have an anti-takeover effect. The Charter Amendment, however, is not being proposed in order to prevent a change of control, and is not in response to any present attempt known to the Board to acquire control of the Board, to obtain representation on the Board or to take significant action which affects control of the Company. Although the Company has no such plans, the Company could use the additional shares of common stock to oppose a hostile takeover attempt or to delay or prevent changes of control or changes in or removal of management of the Company. For example, if the Charter Amendment is approved, the Board could strategically issue shares in private placements that could frustrate takeovers or other transactions that do not favor the current Board and management, even if those transactions are at substantial market premiums and are favored by shareholders of the Company. Any issuance of additional shares also could have the effect of diluting the earnings per share and book value per share of the outstanding shares of the Company’s Common Stock as well as stock ownership and voting rights of shareholders, including persons seeking to obtain control of the Company. The Board does not, however, intend to issue any additional shares of Common Stock except on terms which it deems to be in the best interests of the Company and its shareholders.

Potential Impact if the Charter Amendment is Not Adopted

If the Charter Amendment is not adopted by shareholders and the Company is unable to increase the number of authorized shares of Common Stock, the Company will only have 673,655 shares of Common Stock, or 373,655 if Proposal No. 2 is approved, available for future issuance, after taking into account the shares currently outstanding and reserved for other purposes. This limited number of available shares could restrict the Company’s ability to raise capital if instructed to do so by its regulators, including taking advantage of financing techniques that receive favorable treatment from regulatory agencies and credit rating agencies, or the Company otherwise determines that additional capital is in the best interests of the Company and its shareholders. In addition, the Company’s ability to participate in acquisitions, including FDIC-assisted acquisitions of troubled institutions, could be impaired as the Company would be restricted in its ability to issue additional shares of Common Stock or securities convertible into shares of Common Stock as consideration in these transactions. Without sufficient shares of Common Stock to issue in financing transactions and acquisitions with little or no delay, the Company may be unable to take full advantage of changing market conditions that will best position the Company to remain strong.

Required Vote

The approval of the Charter Amendment requires the affirmative vote of at least 66 2/3% of the shares of Common Stock entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” APPROVAL

OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF

INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s 2011 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, independent registered public accounting firm for the Company, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

The Audit Committee has received the written communication from Ernst & Young LLP required by Independence Standards Board Standard No. 1, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with Ernst & Young LLP their independence from the Company.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

INGRID S. STAFFORD (Chair)	CHARLES H. JAMES III
BERT A. GETZ, JR.	ALBIN F. MOSCHNER
SCOTT K. HEITMANN	THOMAS J. NEIS

PROPOSAL NO. 5 — RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors for the Company and its subsidiaries for the fiscal year ended December 31, 2012. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young LLP has served as independent registered public accounting firm for the Company since 1999 and is considered by the Board of Directors and the Audit Committee to be well qualified. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

Required Vote

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.

THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2012.

AUDIT AND NON-AUDIT FEES PAID

The Company’s independent auditors for the fiscal year ended December 31, 2011 were Ernst & Young LLP. The Company’s Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for 2012. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent auditors and selecting the independent auditors for the current fiscal year.

The following is a description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2011 and December 31, 2010:

Audit Fees: Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services were $1,266,498 in 2011 and $1,379,578 in 2010.

Audit-Related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services were $85,250 in 2011 and $25,000 in 2010.

Tax Fees: Tax fees include fees for tax compliance, tax return preparation advice and tax planning services. Aggregate fees for tax services were $127,560 in 2011 and $140,265 in 2010.

All Other Fees: This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories, which includes services provided for on-line accounting and auditing standards and interpretive guidance. Aggregate fees for other services were $1,695 in 2011 and $1,995 in 2010.

The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditor. For audit services, the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the fees to be charged, which must be formally accepted by the Audit Committee before the audit commences.

Management also submits to the Audit Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. The Audit Committee considers whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence. The Audit Committee must approve the list of non-audit services and the estimated fees for each such service before the commencement of the work.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend and modify the list of approved permissible non-audit services and fees to the Audit Committee Chair. If the Chair exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.

All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for 2011 were pre-approved by the Audit Committee in accordance with these procedures.

SHAREHOLDER PROPOSALS

Shareholders’ proposals intended to be presented at the Company’s 2013 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 28, 2012 in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Furthermore, in order for any shareholder to properly propose any business for consideration at the 2013 Annual Meeting, including the nomination of any person for election as a Director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the existing provisions of the By-laws, which were amended and restated in April 2011, the deadline for such notice is February  23, 2013.

OTHER BUSINESS

The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa J. Pattis
Corporate Secretary

Annex A

AMENDED AND RESTATED

WINTRUST FINANCIAL CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose

The purpose of the Wintrust Financial Corporation Employee Stock Purchase Plan is to encourage employee stock ownership, thereby enhancing employee commitment to Wintrust Financial Corporation (“Wintrust” or the “Corporation”) and providing an opportunity to share in the Corporation’s success. The Plan is amended and restated effective as of the date provided in Paragraph 21 hereof, as set forth herein.

2.	Definitions

(a) “Bank” means any banking subsidiary of the Corporation designated by the Committee with respect to any offering.

(b) “Board” means the Board of Directors of the Corporation.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan.

(e) “Common Stock” means Common Stock, no par value, of the Corporation.

(f) “Considered Compensation” means compensation as defined by the Committee in accordance with Section 423 of the Code and applicable regulations, including total compensation or base compensation for any pay period during or at the beginning of, an Offering Period.

(g) “Fair Market Value” means the closing price as recorded by the NASDAQ National Market on the relevant valuation date or if no closing price has been recorded on such date, on the next preceding day on which such a closing price was recorded; provided, however, the Committee may specify some other definition of Fair Market Value.

(h) “Maximum Share Limit” means 364,135 shares of Common Stock.

(i) “Offering Period” means the term of any offering under the Plan as determined by the Committee which shall be at least three months in duration, but no more than 26 months in duration.

(j) “Participating Subsidiary” means any subsidiary or affiliate corporation of Wintrust designated by the Committee if on the first date of the Offering Period, Wintrust or a subsidiary of Wintrust, individually or collectively, owns 50% or more of the total combined voting power of all classes of stock of such corporation.

(k) “Plan” means this Wintrust Financial Corporation Employee Stock Purchase Plan.

(l) “Purchase Date” means the last day of an Offering Period or any other day or days the Committee may prescribe under Paragraph 8(c)(ii).

(m) “Purchase Savings Account” means that portion of an aggregate account established with the Bank on behalf all participating employees that is attributable to a particular participating employee.

(n) “Wintrust” or “Corporation” means Wintrust Financial Corporation, an Illinois corporation.

The masculine pronoun wherever used herein is deemed to include the feminine, and the singular shall be deemed to include the plural whenever the context requires.

3.	Administration

The Plan shall be administered by the Committee. The Committee, by majority action thereof (whether taken during a meeting or by written consent), is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Corporation, and to make all other determinations necessary or advisable for the administration of the Plan. To the extent deemed necessary or advisable for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, any member of the Committee who is not a “non-employee director” under such Rule may abstain or recuse himself from any action of the Committee, in which case a majority action of the remaining members shall constitute a majority action of the Committee.

The Committee may employ such agents, attorneys, accountants or any other persons and delegate to them such powers, rights and duties, as the Committee may consider necessary to properly carry out the administration of the Plan. The interpretation and construction by the Committee of any provisions of the Plan and the terms and conditions of an offering including employee participation thereunder and any determination by the Committee pursuant to any provision of the Plan shall be final and conclusive.

4.	Offerings Under the Plan

The Committee shall determine whether Wintrust shall make an offering to all of the then eligible employees, provided, however, that it shall be under no obligation to do so. In the event of an offering under the Plan, an offering prospectus, or such other document as may then be required under applicable law, shall be prepared which outlines the specific terms and conditions of such offering.

5.	Eligibility

All employees of Wintrust or of any Participating Subsidiary shall be eligible to participate in an offering under the Plan except that the Committee may, with respect to any offering, exclude from eligibility (i) any employee who normally works less than 20 (or such lesser number determined by the Committee) hours a week, (ii) any employee who normally works less than five (or such lesser number determined by the Committee) months a year, (iii) any employee who, on the first date of the applicable Offering Period, has not been employed by Wintrust or a Participating Subsidiary for at least 24 (or such lesser number determined by the Committee) months immediately prior thereto and (iv) any employee who is a highly compensated employee (as defined in Section 414(q) of the Code); provided, however, that the Committee may exclude employees who have completed a shorter period of service or whose customary employment is for fewer months in a calendar year than is specified in (i), (ii) or (iii), provided that the exclusion is applied in an identical manner to all employees who are granted options under the Plan or offering. In the case of employees of a Participating Subsidiary who become employed as a result of the acquisition by Wintrust or a Participating Subsidiary of all or part of the assets or stock of such employees’ previous employer and the previous employer does not become a Participating

Subsidiary, the Committee may establish a separate “offering” under this Plan in accordance with Treasury Regulation §1.423-2(a) and each employee’s employment date will be considered to be the date he was employed by his previous employer solely for the purpose of applying provision (iii) above, unless otherwise determined by the Committee.

6.	Stock

The shares of Common Stock offered hereunder may be treasury shares, authorized and unissued shares, shares purchased in the open market (on an exchange or in negotiated transactions) or any combination thereof. Subject to adjustment in accordance with the provisions of Paragraph 8(f), the total number of shares of Common Stock which may be offered shall not exceed the Maximum Share Limit. If at any time participating employees elect to purchase more than the Maximum Share Limit, then the number of shares of Common Stock which may be purchased by each participating employee shall be reduced pro rata.

In the event that an employee’s participation under the Plan for any reason ends or is terminated and the shares which are subject to option are not purchased, such unpurchased shares of Common Stock shall again be available for offering under the Plan.

7.	Number of Shares Which an Employee May Purchase

Wintrust may grant to each participating employee, on a nondiscriminatory basis, an option to purchase such number of shares of Common Stock with respect to a given offering as shall have an aggregate purchase price not in excess of the lesser of (i) 20 percent of such employee’s Considered Compensation determined on the first date of the Offering Period or (ii) $50,000 or (iii) such lesser amount as the Committee may determine as of the first date of the Offering Period.

Alternatively, Wintrust may grant to each participating employee, on a nondiscriminatory basis, an option to purchase a fixed or maximum number of shares of Common Stock determined on the first date of the Offering Period, provided that the aggregate purchase price must comply with limitations set forth in the preceding sentence.

Notwithstanding the foregoing provisions of this Plan, no employee may participate in an offering under the Plan (i) if such participation would permit the employee to purchase shares of Common Stock under all the employee stock purchase plans of Wintrust and its Participating Subsidiaries qualified under Section 423 of the Code at a rate which exceeds $25,000 in fair market value of such shares for each calendar year during which an option granted to the employee under the Plan is outstanding (determined based on the fair market value of the stock at the time the option was granted), or (ii) if such employee, immediately after his participation commences, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of Wintrust or any Participating Subsidiary. For such purpose, the rules of Section 424(d) of the Code, as amended, shall apply in determining the stock ownership of an employee, and stock which the employee may purchase pursuant to his participation in the Plan and under all other plans or options of Wintrust or any Participating Subsidiary shall be treated as stock owned by the employee.

8.	Terms and Conditions of Participation in an Offering Under the Plan

An eligible employee’s participation in an offering under this Plan shall comply with and be subject to the following:

(a) Purchase Price. The purchase price per share of Common Stock shall be determined by the Committee at the outset of the offering; provided, however, the purchase price may not be lower than the lesser of 85 percent of the Fair Market Value of the shares of Common Stock on the first date of the Offering Period or 85 percent of the Fair Market Value of the shares of Common Stock on the Purchase Date.

(b) Purchase Savings Account. A participating employee shall authorize the withholding from his compensation, throughout the Offering Period, of a dollar amount or percent of salary per pay period, the maximum of which is subject to the limits of Paragraph 7 or other lesser limitations set by the Committee. Withheld amounts will be credited to the employee’s Purchase Savings Account. Subject to the applicable limitations contained in Paragraph 7 hereof, the employee shall not be entitled to make any other deposits to his Purchase Savings Account, unless the Committee so determines, and then, only to the extent permitted by the Committee and in accordance with Treasury Regulation §1.423-2. No interest shall accrue at any time for any amount credited to a Purchase Savings Account.

After the employee’s withholding election has been received and approved by Wintrust, the employee shall not be entitled change such election during the Offering Period unless, subject to the applicable limitations contained in Paragraph 7 hereof, the Committee so determines, and then, only to the extent permitted by the Committee and in accordance with Treasury Regulation §1.423-2.

Notwithstanding the foregoing, the employee may withdraw funds accumulated in his Purchase Savings Account at any time, except as the Committee may otherwise provide. The Bank reserves the right, as a condition of any Purchase Savings Account, to demand and receive thirty days’ notice, in writing, as a condition of the withdrawal of any sum or sums whenever such requirement may be deemed advisable by the Bank, in its discretion.

(c) Purchase of Shares.

(i) Subject to earlier purchase pursuant to Paragraphs 8(c)(ii), 8(e) and 8(g) hereof, each employee shall specify on or before the Purchase Date whether he desires to purchase all, a portion or none of the shares of Common Stock which he is entitled to purchase as a result of his participation in the offering. Except as set forth in the next paragraph, if the employee fails to deliver the notification referred to in this paragraph, such failure shall be deemed an election by the employee to exercise his right to purchase on the Purchase Date all of the shares of Common Stock which he is entitled to purchase.

On the Purchase Date, the Bank shall cause the funds then credited to the employee’s Purchase Savings Account to be applied to the purchase price of the shares of Common Stock the employee elected to purchase. Any funds remaining in the Purchase Savings Account after such purchase will be paid to the employee and the Purchase Savings Account will be closed; provided, however, any payroll deductions accumulated in an employee’s Purchase Savings Account which are not sufficient to purchase a full share of Common Stock shall be retained in the Purchase Savings Account for the next subsequent Offering Period, subject to earlier withdrawal by the employee as provided in this Section 8.

(ii) The Committee may determine that Wintrust shall make an offering which shall have more than one Purchase Date and, in such case, the Committee shall establish the dates (each a “Purchase Date”) on which purchases of shares of Common Stock can or will be made by participating employees during an Offering Period. The Committee shall set the terms, conditions and other procedures necessary for the proper administration of such Offering.

(d) Termination of Participation by Employee. An employee who participates in an offering may at any time on or before the expiration of the Offering Period terminate participation by written notice of such termination on a form prescribed by the Committee and delivered to Wintrust. As soon as practicable thereafter, all funds then credited to his Purchase Savings Account will be paid to the employee and his Purchase Savings Account will be closed.

(e) Termination of Employment. In the event that a participating employee’s employment with Wintrust and/or a Participating Subsidiary terminates during the term of an Offering Period, his participation under the Plan shall terminate immediately and within a reasonable time thereafter all funds then credited to his Purchase Savings Account will be paid to the employee. However, if any termination of employment is for reasons of death, total and permanent disability, or retirement (as determined by the Committee), then, as of the earlier of (i) the end of the three month period commencing on the date of his death, total and permanent disability, or retirement and (ii) the last day of the Offering Period, the employee (or his estate, personal representative, or beneficiary) shall have the right to elect to purchase all or fewer than all of the shares of Common Stock which he is entitled to purchase or to receive the proceeds of his Purchase Savings Account in cash.

(f) Recapitalization. The aggregate number of shares of Common Stock which may be offered under the Plan, the number of shares of Common Stock which each employee is entitled to purchase as a result of his participation in an offering and the purchase price per share for each such offering shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares of Common Stock, effected without receipt of consideration by Wintrust; provided, however, that any fractional shares of Common Stock resulting from any such adjustment shall be eliminated.

Subject to any required action by stockholders, if Wintrust shall be the surviving or resulting corporation in any merger or consolidation, excluding for this purpose a merger or consolidation which, or the approval of which by the stockholders of Wintrust, constitutes a Change of Control (and, thus, the consequences of which are otherwise provided for in Paragraph 8(g) hereof), any employee’s rights to purchase stock pursuant to participation in an offering hereunder shall pertain to and apply to the shares of stock to which a holder of the number of shares of Common Stock subject to such rights would have been entitled; but a dissolution or liquidation of Wintrust or a merger or consolidation in which Wintrust is not the surviving or resulting corporation, excluding for this purpose a merger or consolidation which, or the approval of which by the stockholders of Wintrust, constitutes a Change of Control (and, thus, the consequences of which are otherwise provided for in Paragraph 8(g) hereof), shall cause all participation in any offering made under the Plan which is then in effect to terminate, except that the surviving or resulting corporation may, in its absolute and uncontrolled discretion, tender an offer to purchase its shares on terms and conditions both as to the number of shares and otherwise, which will substantially preserve the rights and benefits of employees participating in an offering then in effect under the Plan.

In the event of a change in Common Stock which is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in par value thereof, or from par value to no par value, without increase in the number of issued shares, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

(g) Change of Control. Anything in the Plan to the contrary notwithstanding, the date on which a “Change of Control” (as defined below) occurs shall be considered to be a Purchase Date with respect to all Offering Periods under the Plan and each employee who is a participant in the Plan shall thereupon have the right to purchase all or fewer than all of the shares of Common Stock which he is entitled to purchase as a result of his participation in the offering with the funds then credited to his Purchase Savings Account or to be promptly paid in cash all funds credited to his Purchase Savings Account. For this purpose, a “Change of Control” shall mean:

(i) The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Corporation or any of its subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of all or substantially all directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Corporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, as the case may be; or

(ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) The consummation of a reorganization, merger or consolidation of the Corporation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Corporation or of the sale or other disposition of all or substantially all of the assets of the Corporation.

(h) Assignability. No Purchase Savings Account, or option to purchase shares of, Common Stock hereunder shall be assignable, by pledge or otherwise, or transferable except by will or by the laws of descent and distribution; and no right of any employee to purchase stock pursuant to an offering made hereunder shall be subject to any obligation or liability of such employee or have a lien imposed upon it. During the lifetime of an employee, the shares of Common Stock which he is entitled to purchase under the Plan may be purchased only by the employee.

(i) Restrictions on Transferability. If, at the time of the purchase of shares of Common Stock under the Plan, in the opinion of counsel for Wintrust, it is necessary or desirable, in order to comply with any applicable laws or regulations relating to the purchase or sale of securities, that the employee purchasing such shares shall agree not to purchase or dispose of such shares otherwise than in compliance with the Securities Act of 1933 or the Exchange Act, as amended, and the rules and regulations promulgated thereunder, the employee will, upon the request of Wintrust, execute and deliver to Wintrust an agreement to such effect.

(j) Rights as Stockholder. An employee who is a participant hereunder shall have no rights as a stockholder with respect to shares of Common Stock which he is entitled to purchase under the Plan until the date of the issuance of the shares of Common Stock to the employee.

(k) Miscellaneous. The terms and conditions of participation under the Plan may include such other provisions as the Board shall deem advisable, including without limitation, provisions which may require participants to notify Wintrust promptly in writing if such participant disposes of stock acquired hereunder prior to the expiration of applicable holding periods under Section 423 of the Code.

9.	Conformance With Tax and Securities Laws

The Plan and all offerings under the Plan are intended to comply in all aspects with Section 423 of the Code (or its successor section) and Rule 16b-3 promulgated under the Exchange Act, as amended from time to time. Should any of the terms of the Plan or offerings be found not to be in conformity with the terms of Section 423 or Rule 16b-3, such terms shall be invalid and shall be omitted from the Plan or the offering but the remaining terms of the Plan shall not be affected. However, to the extent permitted by law, any provisions which could be deemed invalid and omitted shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan.

10.	Amendments

The Board may alter, amend, suspend or discontinue the Plan or at any time prior to a Change of Control (as defined in Paragraph 8(g)) alter or amend any and all terms of participation in an offering made thereunder.

11.	Application of Funds

The proceeds received by Wintrust from the sale of Common Stock under the Plan, except as otherwise provided herein, will be used for general corporate purposes.

12.	No Obligation to Purchase Shares

Participation under the Plan shall impose no obligation upon the employee to purchase any shares of Common Stock which are the subject of his participation.

13.	Withholding

Any amounts to be paid or shares of Common Stock to be delivered by Wintrust under the Plan shall be reduced to the extent permitted or required under applicable law by any sums required to be withheld by Wintrust or any Participating Subsidiary.

14.	Governing Law

Except where such laws may be superseded by Federal Law, this Plan and the terms and conditions of participation in the Plan, shall be construed in accordance with and governed by the laws of the State of Illinois; provided, however, in the event the Corporation’s state of incorporation shall be changed, then the law of such new state of incorporation shall govern.

15.	Regulatory Authorities

Each and every obligation and undertaking of Wintrust hereunder is subject to the proviso that if at any time the Board determines that the listing, registration or qualification of the shares covered hereby or by an option issued hereunder upon any securities exchange or under any state or federal law, or the consent or approval of any governmental agency or regulatory body, is necessary or desirable as a condition to or in connection with the grant or exercise of any option hereunder, such grant or exercise shall be deemed to be without effect hereunder until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

16.	Designation of Beneficiary

Each employee may designate any person or entity as such employee’s beneficiary who shall, in the event of the employee’s death, receive shares of Common Stock under the Plan or the funds in the employee’s Purchase Savings Account. Each designation of a beneficiary by an employee will revoke all previous designations under the Plan made by that employee and will be effective only when filed in writing with Wintrust in accordance with procedures established by the Committee during the employee’s lifetime. If any employee fails to designate a beneficiary in the manner provided above, or if the beneficiary designated by an employee dies before the employee or before issuance of all shares of Common Stock due to the employee under the Plan is completed, the Board or the Committee shall distribute the employee’s shares to the legal representative or representatives of the estate of the later to die of the employee or the employee’s designated beneficiary.

17.	Indemnification

Any person who is or was a director, officer, or employee of Wintrust or a Participating Subsidiary and each member of the Committee shall be indemnified and saved harmless by Wintrust to the extent legally permissible from and against any and all liability or claim of liability to which such person may be subjected by reason of any act done or omitted to be done in good faith with respect to the administration of the Plan, including all expenses reasonably incurred in his defense in the event that Wintrust fails to provide such defense.

18.	Rights to Employment

Participation under the Plan shall not confer upon any employee any right with respect to continued employment by Wintrust or a Participating Subsidiary.

19.	Expenses

All expenses of administering the Plan shall be borne by Wintrust.

20.	Facility of Payment

Whenever the Committee considers that an employee or a beneficiary entitled to shares of Common Stock or proceeds under the Plan is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct that such shares of Common Stock or proceeds be issued directly to such employee or beneficiary, to the legal guardian or conservator of such employee or beneficiary, to a relative of such employee or beneficiary to be expended by such relative for the benefit of such employee or beneficiary, to a custodian for such beneficiary under a Uniform Transfers or Gifts to Minors Act or comparable statute of any state, or expended for the benefit of such employee or beneficiary, as the Committee considers advisable.

21.	Effective Date

This Plan, as amended and restated as set forth herein, is effective April 11, 2012, subject to approval by the shareholders of the Corporation at the 2012 annual meeting of the Corporation.

COMMON

The Directors and Officers of

Wintrust Financial Corporation

cordially invite you to attend our

2012 Annual Meeting of Shareholders

Thursday, May 24, 2012, 10:00 a.m.

Deer Path Inn

255 East Illinois Road, Lake Forest, Illinois

You may vote by:
INTERNET	proxy.ilstk.com
(Must vote by Tuesday, May 22 at 11:59 p.m. Central Time)
TELEPHONE	800.555.8140
(Must vote by Tuesday, May 22 at 11:59 p.m. Central Time)
VOTER CONTROL NUMBER

MAIL	VOTE EITHER:
	☐	With Management on all Proposals (must sign below)
OR
Make individual selections below (must sign below)
If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on reverse side.
ATTENDANCE	☐	YES	☐	NO

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter D. Crist and Edward J. Wehmer and either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 24, 2012 or any adjournment thereof. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgment.

Proposal 1 - Election of the following Directors with a term ending 2013

		For	Withhold			For	Withhold
01	Peter D. Crist	☐	☐	08	Albin F. Moschner	☐	☐
02	Bruce K. Crowther	☐	☐	09	Thomas J. Neis	☐	☐
03	Joseph F. Damico	☐	☐	10	Christopher J. Perry	☐	☐
04	Bert A. Getz, Jr.	☐	☐	11	Ingrid S. Stafford	☐	☐
05	H. Patrick Hackett, Jr.	☐	☐	12	Sheila G. Talton	☐	☐
06	Scott K. Heitmann	☐	☐	13	Edward J. Wehmer	☐	☐
07	Charles H. James III	☐	☐

Proposal 2 - Amended and Restated Employee Stock Purchase Plan to increase the number of shares that may be offered under the plan by 300,000

☐  For             ☐  Against            ☐   Abstain

Proposal 3 - Advisory vote to approve the Company’s 2011 executive compensation

☐  For             ☐  Against            ☐   Abstain

Proposal 4 - Amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000

☐  For             ☐  Against            ☐   Abstain

Proposal 5 - Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the year 2012

☐  For             ☐  Against            ☐   Abstain

This proxy is solicited on behalf of the Board of Directors. If not otherwise specified, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5. The undersigned revokes all proxies heretofore given to vote at such meeting and all adjournments or postponements.

SIGNATURE	DATE	SIGNATURE	DATE

Please sign your name exactly as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing. If shares are held jointly, all holders must sign.

PLEASE LIST NAMES OF PERSONS ATTENDING